                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                      COCA-COLA BOTTLING CO. CONSOLIDATED
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                      COCA-COLA BOTTLING CO. CONSOLIDATED
                               1900 REXFORD ROAD
                        CHARLOTTE, NORTH CAROLINA 28211
                                (704) 551-4400

            ------------------------------------------------------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 to be held on
                                 May 13, 1998
            ------------------------------------------------------
TO THE SHAREHOLDERS OF
COCA-COLA BOTTLING CO. CONSOLIDATED:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Coca-Cola Bottling Co. Consolidated, a Delaware corporation (the "Company"), will be held at the Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina 28216 on Wednesday, May 13, 1998, at 10:00 a.m., Eastern Daylight Time, for the purpose of considering and acting upon the following:

   1. Fixing the number of directors at eleven;

   2. Electing four directors, each for a term of three years or until his successor shall be elected and shall qualify;

   3. Approving the Company's new Long Term Incentive Plan in order to permit bonuses paid thereunder to qualify as "performance-based" compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended; and

   4. Such other business as may properly come before the Annual Meeting of Shareholders, or any adjournment or adjournments thereof.

     Only shareholders of record of the Company's common stock (including both Common Stock and Class B Common Stock) at the close of business on March 27, 1998, are entitled to notice of, and to vote at, the meeting or any adjournment thereof. A list of shareholders will be available for inspection at least ten days prior to the meeting at the principal executive offices of the Company, 1900 Rexford Road, Charlotte, North Carolina 28211.

     By Order of the Board of Directors.


                                        John F. Henry, Jr.
                                        Secretary

Date: April 7, 1998

                                Proxy Statement
                       ANNUAL MEETING OF SHAREHOLDERS OF
                      COCA-COLA BOTTLING CO. CONSOLIDATED
                          to be held on May 13, 1998


                                 INTRODUCTION

     This Proxy Statement is being furnished by the Board of Directors of Coca-Cola Bottling Co. Consolidated, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Shareholders to be held at the Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina 28216 on Wednesday, May 13, 1998, at 10:00 a.m., Eastern Daylight Time, and at any adjournment or adjournments thereof (the "Annual Meeting"). It is contemplated that the Proxy Statement and accompanying form of proxy will be mailed to shareholders of the Company on or about April 7, 1998. The principal executive offices of the Company are located at 1900 Rexford Road, Charlotte, North Carolina 28211, telephone (704) 551-4400.

     At the Annual Meeting, holders of the Company's Common Stock, par value $1.00 per share ("Common Stock"), and of the Company's Class B Common Stock, par value $1.00 per share ("Class B Common Stock"), will be asked to fix the number of directors at eleven, to elect four directors, each for a term of three years, and to approve the Company's new Long Term Incentive Plan in order to permit bonuses paid thereunder to qualify as "performance-based" compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

     The Board of Directors recommends that the Company's shareholders vote FOR fixing the number of directors at eleven, FOR electing the four nominees for director and FOR approving the Company's new Long Term Incentive Plan.


                RECORD DATE, VOTE REQUIRED, AND RELATED MATTERS

     The Board of Directors has fixed the close of business on March 27, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the close of business on March 27, 1998, the Company had issued and outstanding 7,045,047 shares of Common Stock (which number excludes 3,062,374 shares held in the Company's treasury) entitled to one vote per share on all matters brought before the Annual Meeting and 1,319,800 shares of Class B Common Stock (which number excludes 628,114 shares held in the Company's treasury) entitled to twenty votes per share on all matters brought before the Annual Meeting (7,045,047 votes for the Common Stock and 26,396,000 votes for the Class B Common Stock, for an aggregate of 33,441,047 votes). Each shareholder may exercise his right to vote either in person or by properly executed proxy. Cumulative voting is not permitted. The Common Stock and Class B Common Stock will vote as a single class on each of the specific matters to be presented at the Annual Meeting which are discussed herein.

     Shares represented at the Annual Meeting by properly executed proxies will be voted in accordance with the instructions indicated in the proxies unless such proxies have previously been revoked.

     If no instructions are indicated, such shares will be voted: (i) FOR fixing the number of directors at eleven and (ii) FOR electing the Board of Directors' nominees for director and (iii) FOR approving the Company's Long Term Incentive Plan.

     Any proxy given pursuant to this solicitation may be revoked at any time by the shareholder giving it, insofar as it has not been exercised, by delivering to the Secretary of the Company a written notice of revocation bearing a later date than the proxy or by submission of a later-dated, properly executed proxy. Attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy. Any written notice revoking a proxy should be sent to Coca-Cola Bottling Co. Consolidated, Post Office Box 31487, Charlotte, North Carolina 28231, Attention: John F. Henry, Jr., Secretary.

     The persons designated as proxies in the accompanying form of proxy have been selected by the Board of Directors and are H.W. McKay Belk, H. Reid Jones and John W. Murrey, III, directors of the Company. The cost of solicitation of proxies will be borne by the Company.

     The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of the outstanding shares of Common Stock and Class B Common Stock entitled to vote (16,720,524 votes) is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of a majority of the total votes represented at the Annual Meeting, in person or by proxy, by holders of outstanding shares of Common Stock and Class B Common Stock is required to fix the number of directors at eleven and to approve the Long Term Incentive Plan. A plurality of the vote is necessary to elect the Board of Directors' nominees. Abstentions and broker non-votes shall not be considered affirmative votes, and will have no effect upon the election of directors by a plurality vote. With respect to fixing the number of directors at eleven and approving the Long Term Incentive Plan, an abstention will have the same effect as a "NO" vote and broker non-votes will have no effect.

     The Board of Directors has been informed that J. Frank Harrison, Jr., J. Frank Harrison, III and Reid M. Henson intend to vote an aggregate of 3,008,535 shares of the Company's Common Stock and 1,317,942 shares of the Company's Class B Common Stock (representing an aggregate of 29,367,375 votes) FOR fixing the number of directors at eleven, FOR electing the Board of Directors' nominees for director and FOR approving the Company's Long Term Incentive Plan. Such number of shares includes the 2,213,007 shares of Common Stock and the 269,158 shares of Class B Common Stock owned by The Coca-Cola Company, which are voted by J. Frank Harrison, III pursuant to the terms of a Voting Agreement between The Coca-Cola Company and Messrs. Harrison, Jr., Harrison, III and Henson (in Mr. Henson's capacity as co-trustee of certain trusts holding shares of Class B Common Stock). See "Principal Shareholders" and "Certain Transactions." Accordingly, it is anticipated that the number of directors will be fixed at eleven, the Board of Directors' nominees for director will be elected and the Company's new Long Term Incentive Plan will be approved.

     The Board of Directors of the Company is not aware of any other matter to be brought before the Annual Meeting. If, however, other matters are properly presented, proxies received in response to this solicitation representing shares of Common Stock and Class B Common Stock will be cast in accordance with the best judgment of the proxyholders on such other matters.

     A copy of the Company's Annual Report for the fiscal year ended December 28, 1997, is enclosed herewith.


                            PRINCIPAL SHAREHOLDERS

     The following table sets forth information as to the shares of Common Stock and Class B Common Stock, the only classes of voting securities of the Company with shares outstanding, beneficially owned as of March 10, 1998 (except as otherwise noted), by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock or Class B Common Stock. As of such date, the Company had issued and outstanding 7,045,047 shares of Common Stock and 1,319,800 shares of Class B Common Stock.



                                                              Amount and
                                                               Nature of               Percent                Percent
                                      Title                   Beneficial                 of       Aggregate   of Total
            Name                    of Class                 Ownership(1)             Class(2)      Vote      Vote(2)
---------------------------- ---------------------- ------------------------------   ---------- ------------ ---------
J. Frank Harrison, Jr.,      Common Stock                      4,804,763(3)(4)           55.8
  J. Frank Harrison, III     Class B Common Stock              1,317,942(3)(4)(5)        99.9    29,603,161      88.5
  and Reid M. Henson,
  as a Group
  2 Union Square
  Chattanooga, TN 37402
The Coca-Cola Company        Common Stock                      2,213,007(6)              31.4
  One Coca-Cola Plaza        Class B Common Stock                269,158(6)              20.4     7,596,167      22.7
  Atlanta, GA 30313
Tweedy, Browne               Common Stock                        525,680(7)               7.5       525,680       1.6
  Company, L.P.
  TBK Partners, L.P.
  Vanderbilt Partners, L.P.
  52 Vanderbilt Avenue
  New York, NY 10017

------
    (1) In general, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of, or to direct the disposition of, such security; or if a person has the right to acquire either voting power or investment power over such security through the exercise of an option or conversion of another security within 60 days. More than one person may be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no personal economic interest or which he may not vote.

    (2) The percentages shown are based upon the number of shares outstanding (net of shares held in treasury). In the case of J. Frank Harrison, Jr., J. Frank Harrison, III and Reid M. Henson, in which beneficial ownership includes (i) shares of Common Stock that would result from a conversion of Class B Common Stock into such shares or (ii) shares of Common Stock which Messrs. Harrison, Jr. and Harrison, III presently have the right to acquire through exercise of options, the percentages of class shown give effect to such conversion and to the exercise of such options. In calculating the aggregate vote and percent of total vote, however, no effect is given to conversion of Class B Common Stock into Common Stock or to the exercise of such unexercised options. In the case of The Coca-Cola Company, beneficial ownership shown in the table does not include shares of Common Stock that would result from a conversion of Class B Common Stock into such shares.

    (3) The amounts shown include (a) as to Common Stock: (i) 792,796 shares owned outright by J. Frank Harrison, Jr. as to which he has sole voting and investment power; (ii) 235,786 shares held by a trust for the benefit of certain relatives of Mr. Harrison, Jr. as to which he has sole voting power and no investment power; (iii) 2,213,007 shares held by The Coca-Cola Company subject to the terms of the Voting Agreement and Irrevocable Proxy (described elsewhere) as to which J. Frank Harrison, III has shared voting and no investment power; (iv) 732 shares held by Mr. Harrison, III as custodian for certain of his children under the North Carolina Uniform Gifts to Minors Act, as to which Mr. Harrison, III possesses sole voting and investment power; (v) 2,000 shares owned outright by Reid M. Henson; (vi) 1,317,942 shares of Class B Common Stock, convertible into Common Stock on a one for one basis at the option of the holder of such shares, and which are beneficially owned by Messrs. Harrison, Jr., Harrison, III and Henson as described in subsection (b) of this Note (3); and (vii) 100,000 shares of Common Stock which Mr. Harrison, Jr. presently has the right to acquire through exercise of options and 142,500 shares of Common Stock which Mr. Harrison, III presently has the right to acquire through exercise of options; and (b) as to Class B Common Stock: (i) 712,796 shares owned outright by Mr. Harrison, Jr. as to which he has sole voting and investment power; (ii) 235,786 shares held by a trust for the benefit of Mr. Harrison, Jr. and certain of his relatives as to which Mr. Harrison, III and Mr. Henson share investment power as co-trustees and as to which Mr. Harrison, Jr. possesses sole voting power; (iii) 260 shares held by Mr. Harrison, III as custodian for certain of his children under the North Carolina Uniform Gifts to Minors Act, as to which Mr. Harrison, III possesses sole voting and investment power; (iv) 99,942 shares held by certain trusts as to which Mr. Harrison, III and Mr. Henson share investment power as co-trustees and as to which Mr. Harrison, Jr. possesses sole voting power; and (v) 269,158 shares held by The Coca-Cola Company subject to the terms of the Voting Agreement and Irrevocable Proxy (described elsewhere) as to which Mr. Harrison, III has shared voting and no investment power.

    (4) J. Frank Harrison, Jr., J. Frank Harrison, III and Reid M. Henson (as trustee of certain trusts holding shares of Class B Common Stock) are parties to a Voting Agreement and a Shareholder's Agreement entered into with The Coca-Cola Company. Pursuant to the Voting Agreement, Mr. Harrison, III has been granted an Irrevocable Proxy for life and, thereafter, to Mr. Harrison, Jr., covering the shares of Common Stock and Class B Common Stock held by The Coca-Cola Company. Accordingly, Messrs. Harrison, Jr., Harrison, III and Henson may be deemed to be a group as such term is defined in certain regulations of the Securities and Exchange Commission. Information concerning the Voting Agreement, Shareholder's Agreement and Irrevocable Proxy is disclosed hereinafter under the heading "Certain Transactions."

    (5) A trust of which J. Frank Harrison, Jr. is a beneficiary and J. Frank Harrison, III and Reid M. Henson are co-trustees has the right to acquire 292,396 shares of Class B Common Stock from the Company in exchange for an equal number of shares of Common Stock. Mr. Harrison, Jr. would have sole voting power, and Messrs. Harrison, III and Henson would have shared investment power upon such acquisition. The trust does not own any shares of Common Stock with which to make such exchange and, accordingly, the number of shares shown does not include such shares.

    (6) The information presented is derived from a report on Schedule 13D dated May 18, 1987, as amended through Amendment Number 17 thereto dated December 22, 1997, filed by The Coca-Cola Company as to its beneficial ownership (through subsidiaries) of Common Stock and Class B Common Stock of the Company. The Coca-Cola Company has granted the power to vote all 2,213,007 shares of Common Stock and 269,158 shares of Class B Common Stock it beneficially owns to J. Frank Harrison, III for life and, thereafter, to J. Frank Harrison, Jr., pursuant to a Voting Agreement and Irrevocable Proxy described elsewhere herein under the heading "Certain Transactions."

    (7) The information presented is derived from a report on Schedule 13D dated March 31, 1995, as amended through Amendment Number 5 thereto dated January 6, 1998, filed by Tweedy, Browne Company, LLC ("TBC"), TBK Partners, L.P. ("TBK") and Vanderbilt Partners, L.P. ("Vanderbilt") with respect to their aggregate beneficial ownership of shares of Common Stock of the Company. TBC is a registered broker-dealer and investment adviser and each of TBK and Vanderbilt is a private investment partnership. Certain of the general partners of TBK and Vanderbilt are also members of TBC. They report beneficial ownership as follows: (i) TBC has shared investment power with respect to 505,380 shares of Common Stock held in discretionary accounts of various TBC customers and has sole voting power with respect to 449,073 of such shares and (ii) TBK has sole voting and investment power with respect to 20,300 shares of Common Stock. Amendment Number 5 to the Schedule 13D reports that Vanderbilt no longer holds any shares of the Company's Common Stock.


                               PROPOSALS 1 AND 2
                             ELECTION OF DIRECTORS

General

     The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than nine nor more than twelve members as fixed from time to time by the shareholders of the Company or the Board of Directors. It also provides that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, with staggered three-year terms. The Board of Directors is permitted to appoint individuals as directors to fill the unexpired terms of directors who resign.

     The Board of Directors has recommended to the shareholders fixing the number of directors at eleven and electing the four nominees listed below to serve for three-year terms. The directors to be elected at this year's Annual Meeting will hold office until the 2001 Annual Meeting of Shareholders, or until their successors are elected and qualified.

     It is intended that the persons named as proxies in the accompanying form of proxy will vote for the three nominees listed below, unless the authority to vote is withheld. Each nominee is at present a member of the Board of Directors. Although the Company's management expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees should occur, it is intended that shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the Board of Directors.

     The names and terms of office of the nominees and directors of the Company, their ages, their principal occupations or employments (which have continued for at least the past five years unless otherwise noted), directorships held by them in certain other publicly held corporations or investment companies, the dates they first became directors of the Company and certain other information with respect to such nominees and directors are as follows:


                  NOMINEES FOR ELECTION OF DIRECTORS IN 1998
                           (Terms Expiring in 2001)

     J. FRANK HARRISON, JR., age 67, is Chairman Emeritus of the Board of Directors of the Company. Mr. Harrison, Jr. served the Company as Chairman of the Board of Directors from 1977 through December 1996, and served as Chief Executive Officer of the Company from August 1980 until April 1983. He had previously served the Company as Vice Chairman of the Board of Directors. He has been a director of the Company since 1973. Mr. Harrison, Jr. is Chairman of the Executive Committee and the Finance Committee of the Company's Board of Directors.

     J. FRANK HARRISON, III, age 43, is Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Harrison, III served in the capacity of Vice Chairman of the Board of Directors from his election in November 1987 through his election as Chairman in December 1996 and was appointed as the Company's Chief Executive Officer in May 1994. He was first employed by the Company in 1977, and has served as a Division Sales Manager and as a Vice President of the Company. Mr. Harrison, III is a director of Wachovia Bank & Trust Co., N.A., Southern Region Board. He is a member of the Executive Committee, the Audit Committee and the Finance Committee.

     JAMES L. MOORE, JR., age 55, is President and Chief Operating Officer of the Company. Prior to his election as President in March 1987, he served as President and Chief Executive Officer of Atlantic Soft Drink Co., a soft drink bottling subsidiary of Grand Metropolitan USA. Mr. Moore has been a director of the Company since March 1987. Mr. Moore is a director of Brothers Gourmet Coffees, Inc. He is a member of the Executive Committee and is Chairman of the Retirement Benefits Committee.

     NED R. McWHERTER, age 67, is Chairman of the Board of Directors of Volunteer Distributing Company, Inc. and Eagle Distributors, Inc. of Dresden, Tennessee. Mr. McWherter served as Governor of the State of Tennessee from January 1987 to January 1995. He has been a director of the Company since 1995 and is a member of the Compensation Committee and the Finance Committee.

                 DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR
                            (Terms Expiring in 1999)

     JOHN M. BELK, age 78, is Chairman of the Board of Directors of Belk Stores Services Inc., operators of retail department stores, and of Belk Brothers Company, Charlotte, North Carolina. He serves as an officer or director, or both, of approximately 110 retail corporations in the Belk organization. Mr. Belk presently is a director of Lowe's Companies, Inc. and Chaparral Steel Company. Mr. Belk has been a director of the Company since 1972 and is a member of the Audit Committee.

     CHARLES L. WALLACE, age 56, is Vice President and Executive Assistant to the Chairman of The Coca-Cola Company, in which capacity he has served since December 1997. Mr. Wallace previously served as Executive Assistant, Office of the President of The Coca-Cola Company from July 1994 through December 1997. From 1982 through July 1994, Mr. Wallace served as Vice President, Contractual/Bottler Relations of Coca-Cola USA. Mr. Wallace has been a director of the Company since February 23, 1998, when he was appointed by the Board to fill the position vacated upon the resignation of David L. Kennedy, Jr., who had served as a director of the Company since 1990. He is a member of the Finance Committee and the Compensation Committee.

     REID M. HENSON, age 58, has served as a Vice Chairman of the Board of Directors of the Company since 1983. Prior to that time, Mr. Henson served as a consultant to JTL Corporation, a management company, and later as President of JTL Corporation. He has been a director of the Company since 1979, is Chairman of the Audit Committee and is a member of the Executive Committee, the Retirement Benefits Committee and the Finance Committee.

     EVANDER HOLYFIELD, age 35, is a professional athlete who is the three-time and current heavyweight boxing champion of the world. Mr. Holyfield is Chairman of Holyfield Management, Inc., Fairburn, Georgia. Mr. Holyfield has been a director of the Company since March 11, 1998, when he was appointed by the Board to fill a new position created by the expansion of the Company's Board of Directors from ten to eleven members.


                           (Terms Expiring in 2000)

     H. W. MCKAY BELK, age 41, is President, Chief Merchandise Officer of Belk Stores Services Inc., operators of retail department stores, a position which he has held since March 1997. Mr. Belk served as President, Merchandise and Sales Promotion of Belk Stores Services, Inc. from April 1995 through March 1997, and he had previously served as Senior Vice President, Merchandising from April 1992 through April 1995. Prior to April 1992, Mr. Belk had served as Vice President, General Merchandise Manager of Belk Brothers Company, Charlotte, North Carolina, since 1988. He has been a director of the Company since May 18, 1994 and is Chairman of the Compensation Committee.

     H. REID JONES, age 63, is retired. Prior to his retirement in 1982, he was a Commercial Account Representative of Bagwell & Bagwell, Inc., an independent insurance agency in Raleigh, North Carolina. He has been a director of the Company since 1970 and is a member of the Audit Committee.

     JOHN W. MURREY, III, age 55, is a member of the law firm of Witt, Gaither & Whitaker, P.C., general counsel to the Company, in Chattanooga, Tennessee with which he has been associated since 1970. He served as Secretary of the Company from 1985 to 1993. He has been a director of the Company since March 17, 1993. Mr. Murrey is a director of The Dixie Group, Inc. He is a member of the Audit Committee and the Retirement Benefits Committee.

     No director, nominee or executive officer of the Company has any family relationship, not more remote than first cousin, to any other director, nominee or executive officer, except that J. Frank Harrison, III is J. Frank Harrison, Jr.'s son and H. W. McKay Belk is John M. Belk's nephew.


Beneficial Ownership of Management

     The following table presents certain information regarding the amount and nature of beneficial ownership of the Company's equity securities by its directors and nominees, by the Company's executive officers named in the Summary Compensation Table (see "Executive Compensation") and by all directors and executive officers, as a group, as of March 10, 1998. Information concerning beneficial ownership of the Company's equity securities by Messrs. Harrison, Jr., Harrison, III and Henson is presented above under the caption "Principal Shareholders" and is not set forth below.



                                                     Beneficial      Percent of
              Name                     Class        Ownership(1)      Class(2)
-------------------------------   --------------   --------------   -----------
John M. Belk                       Common Stock        10,475(3)          *
H.W. McKay Belk                    Common Stock           520(4)          *
Evander Holyfield                  Common Stock            --            --
H. Reid Jones                      Common Stock        79,715            1.1
Charles L. Wallace                 Common Stock            --            --
Ned R. McWherter                   Common Stock         1,000             *
James L. Moore, Jr.                Common Stock            --            --
John W. Murrey, III                Common Stcok         1,000             *
David V. Singer                    Common Stock         2,000             *
James B. Stuart                    Common Stock         1,000             *
Directors and executive            Common Stock        95,710(5)         1.4
  officers as a group
  (excluding Messrs.
  Harrison, Jr., Harrison, III
  and Henson) (19 persons)

------
     * Indicates the number of shares owned is less than 1% of the total shares of that class outstanding.

    (1) See note 1 to table of Principal Shareholders.

    (2) The percentages shown are based upon the number of shares outstanding and do not include shares held in treasury.

    (3) The amount shown includes (i) 8,975 shares held by a trust as to which John M. Belk and his spouse serve as co-trustees and with respect to which he shares voting and investment power and (ii) 1,500 shares held by a trust for the benefit of John M. Belk's daughter, as to which his spouse serves as trustee with sole voting and investment power.

    (4) The amount shown includes 300 shares held by H.W. McKay Belk as custodian for certain of his children under the North Carolina Uniform Transfers to Minors Act.

    (5) Of the number of shares indicated: (i) 85,235 shares of Common Stock are owned with sole voting and sole investment power; (ii) 8,975 shares are owned by a director and his spouse in a joint fiduciary capacity and (iii) 1,500 shares of Common Stock are owned by directors' spouses, either directly or in a fiduciary capacity.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, and regulations of the Securities and Exchange Commission ("SEC") thereunder, require the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership and monthly transactions reports covering any changes in ownership with the SEC and the National Association of Securities Dealers. Executive officers, directors and persons owning more than 10% of the Company's Common Stock are required by SEC regulations to furnish the Company with all such reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for such persons, the Company believes that, during fiscal year 1997, all filing requirements applicable to its executive officers, directors and owners of more than 10% of the Company's Common Stock were complied with, except for one report which was filed late by Mr. Kenny.


Directors' Fees and Attendance

     Directors who are not employees of the Company are paid a retainer of $18,800 per year, $1,100 for each Board meeting attended and $880 for each committee meeting attended. During 1997, the Board of Directors held four meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and any committees of the Board of Directors on which he served.

     The Board of Directors has an Executive Committee whose current members are Messrs. Harrison, Jr., Harrison, III, Henson and Moore. Except as otherwise limited by law or by resolution of the Board of Directors, the Committee has and may exercise all of the powers and authority of the Board of Directors for the management of the business and affairs of the Company, which power the Committee exercises between the meetings of the full Board of Directors. The Executive Committee met one time in 1997.

     The Board of Directors has a standing Audit Committee whose current members are Messrs. Harrison, III, John M. Belk, Jones, Henson and Murrey. The Audit Committee evaluates audit performance, handles relations with the Company's independent accountants and evaluates policies and procedures relating to internal accounting functions and controls. The Committee recommends to the Board of Directors the appointment of the independent accountants for the Company. The Audit Committee met four times in 1997.

     The Board of Directors has a Compensation Committee whose current members are Messrs. H. W. McKay Belk, Wallace and McWherter. The Compensation Committee administers the Company's compensation plans, reviews and may establish the compensation of the Company's officers and makes recommendations to the Board of Directors concerning such compensation and related matters. The Compensation Committee met two times in 1997.

     The Board of Directors has a Finance Committee whose current members are Messrs. Harrison, Jr., Harrison, III, Henson, Wallace and McWherter. The Finance Committee reviews, formulates and recommends to the Board of Directors financial policies of the Company. The Finance Committee met four times in 1997.

     The Board of Directors has a Retirement Benefits Committee whose current members are Messrs. Henson, Moore and Murrey. The Retirement Benefits Committee oversees various benefits for retired employees, including those of the Company's employee retirement plans that are intended to meet the requirements of the Internal Revenue Code as being qualified for favorable tax treatment. The Retirement Benefits Committee met two times in 1997.

     The Board of Directors does not have a standing nominating committee or committee performing similar functions.


                            EXECUTIVE COMPENSATION

     Set forth below is information concerning the annual and long-term compensation for all services rendered in all capacities to the Company for each of the last three (3) fiscal years for those persons who were at December 28, 1997 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers").


                           Summary Compensation Table



                                                       Annual Compensation
                                         ------------------------------------------------
                                                                           Other Annual         All Other
Name and Principal Position      Year     Salary(1)     Bonus(1),(2)     Compensation(3)     Compensation(4)
-----------------------------   ------   -----------   --------------   -----------------   ----------------
J. Frank Harrison, III          1997      $424,229        $436,881           $163,691           $249,224
 Chairman of the Board and      1996       337,325         384,087            132,192            241,915
 Chief Executive Officer        1995       308,250         352,000             84,205            246,116
Reid M. Henson                  1997       384,584         382,930             28,863             56,256
 Vice Chairman of               1996       366,251         415,512             26,924             55,748
 the Board of Directors         1995       349,350         399,000             19,464             54,443
James L. Moore, Jr.             1997       497,670         493,158             41,523            103,005
 President and                  1996       473,972         537,722             33,851            101,449
 Chief Operating Officer        1995       452,100         517,000             28,934             99,633
David V. Singer                 1997       273,945         129,316             34,984             31,601
 Vice President and             1996       259,663         147,350             21,272             31,128
 Chief Financial Officer        1995       246,600         141,000             16,053             30,391
James B. Stuart                 1997       280,717         132,361             17,711             58,883
 Vice President,                1996       269,816         152,995             11,143             59,276
 Marketing                      1995       258,499         148,000              9,690             59,582

------
    (1) The amounts shown for Salary and Bonus include any amounts elected by any Named Officer to be deferred under either the Company's Supplemental Savings Incentive Plan (as discussed herein) or, pursuant to Section 401(k) of the Internal Revenue Code, under the terms of the Coca-Cola Bottling Co. Consolidated Savings Plan. Company contributions on behalf of the Named Officers under each of these plans are included in the "All Other Compensation" column of this table.

    (2) The Company's Bonus Plan is administered by the Compensation Committee of the Board. Any officer of the Company or any of its subsidiaries holding a key position with the Company (or a subsidiary) is eligible to participate, and participants are selected annually based on management recommendations approved by the Compensation Committee. Annual Bonus Plan awards are determined by the Compensation Committee based on corporate or divisional goals for selected performance indicators which it establishes annually. Awards are generally made on the basis of a graduated scale ranging from a "goal achievement" exceeding 89% of the target to a maximum achievement of 110% of the target. See "Report of the Compensation Committee on Annual Compensation of Executive Officers."

    (3) In the case of Mr. Harrison, III, the 1997 figures include an amount ($121,955), representing the value of Mr. Harrison, III's personal use of Company aircraft.

    (4) Detail of amounts reported in the "All Other Compensation" column for 1997 is provided in the table below. Split-dollar insurance represents the premiums paid by the Company for the benefit of each Named Officer.




                  Item                   Mr. Harrison, III   Mr. Henson   Mr. Moore   Mr. Singer   Mr. Stuart
--------------------------------------- ------------------- ------------ ----------- ------------ -----------
      o Company contributions to the
        Company Savings Plan                  $  3,175        $  3,175    $  3,175     $  3,175     $ 3,125
      o Company contributions to the
        Supplemental Savings Incentive
        Plan                                    13,686          16,281      17,776        9,587      14,184
      o Split-Dollar Insurance Premium
        Value                                  232,363          36,800      82,054       18,839      41,574
                                              --------        --------    --------     --------     -------
      Total All Other Compensation            $249,224        $ 56,256    $103,005     $ 31,601     $58,883
                                              ========        ========    ========     ========     =======

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
                                    Values

     Following is information with respect to unexercised options to purchase the Company's Common Stock held by Named Officers as of December 28, 1997. None of the Named Officers exercised any stock options during fiscal year 1997. Based on the closing price of $66.875 for shares of the Company's Common Stock on NASDAQ/NMS on December 26, 1997, the last trading day prior to the end of the Company's 1997 fiscal year, the value of the unexercised options as of the end of the Company's fiscal year was as disclosed in the table below. The Company has no outstanding SARs.

                                         Number of Securities                    Value of
                                              Underlying                       Unexercised
                                         Unexercised Options/             In-the-Money Options/
                                             SARs Held at                      SARs Held at
                                           December 28, 1997                December 28, 1997
                                                  (#)                              ($)
                                    -------------------------------   ------------------------------
               Name                  Exercisable     Unexercisable     Exercisable     Unexercisable
---------------------------------   -------------   ---------------   -------------   --------------
     J. Frank Harrison, III (1)       142,500           7,500         $5,290,313      $278,438

------
    (1) All options set forth above were granted to Mr. Harrison, III pursuant to a Stock Option Agreement effective August 9, 1989 and are exercisable at the price of $29.75 per share. The unexercisable options will become exercisable on December 31, 1998. Subject to the foregoing, the option may be exercised in whole or in part at any time during a 15 year period commencing on the date of grant.


Retirement Plan

     The Company has in effect a unit benefit retirement plan for the majority of its non-union employees (the "Retirement Plan"), with payments thereunder computed on an actuarial basis. The following table shows the estimated annual benefits payable upon retirement at age 65 to persons born in 1947 for various classifications of compensation and years of service.


                     ANNUAL BENEFIT UNDER RETIREMENT PLAN
                      For Plan Participants Born in 1947



                                            Years of Service
    Five-Year      -------------------------------------------------------------------
     Average
  Compensation      15 Years     20 Years     25 Years     30 Years        35 Years
----------------   ----------   ----------   ----------   ----------   ---------------
  $  125,000        $24,948      $33,264      $41,580      $49,896       $  49,896
     160,000(1)      33,348       44,464       55,580       66,696          66,696(2)

------
    (1) Prior to January 1, 1989, the formula for determining benefits did not limit the amount of compensation (generally compensation as reported on Form W-2 for income tax withholding purposes) which could be considered. Benefits which accrue after December 31, 1988 are limited as to the amount of compensation which may be considered. Beginning in 1989, this amount was limited to $200,000 to be adjusted for cost of living increases beginning in 1990. In 1994 the amount was further reduced to $150,000, which amount is to be adjusted for cost of living increases beginning in 1995, but only to the extent that such increases exceed increments of $10,000. The limit did not increase for 1995 or 1996; however, the amount increased to $160,000 for benefits earned in 1997 and 1998. No retroactive adjustments are permitted. Since the allowable annual benefit amount is the same for all compensation levels in excess of the current limit of $160,000, the table does not separately list the annual benefit for such additional levels of compensation.

    (2) The annual benefit from the Retirement Plan may not exceed $90,000 as adjusted for cost of living increases beginning in 1988. In 1997 the amount, as adjusted, is $125,000; it will be $130,000 in 1998. This benefit is reduced by 1/15 for each of the first three years that actual retirement precedes a participant's Social Security Retirement Age. For someone born in

       1947, the Social Security Retirement Age is 66. In 1997 the maximum benefit was $116,667 for a person who retires at age 65, the earliest Normal Retirement Age specified by the Retirement Plan; the maximum benefit amount is $121,333 for 1998.

     The benefits listed in the table, which are based on straight life annuity amounts, are not subject to any deduction for Social Security or other offset amounts, except to the extent that the benefits formula includes average compensation in excess of Covered Compensation (as defined below). As of December 28, 1997, the Named Officers have the following full years of service as defined in the Retirement Plan: Mr. Harrison III, 21 years; Mr. Henson, 15 years; Mr. Moore, 11 years; Mr. Singer, 12 years; and Mr. Stuart, 9 years.

     Generally, compensation is remuneration paid to Retirement Plan participants by the Company for services rendered as reported or reportable for federal income tax withholding purposes. During a period of disability, a participant is deemed to have earned compensation at the same rate he was paid during the last full year prior to the disability. In general, Covered Compensation is the average of the Social Security taxable wage base during the 35 year period ending in the year that the participant reaches full Social Security Retirement Age. At any point in time, this taxable wage base is assumed to continue without increasing for all years after the year in which it is calculated. Pursuant to these assumptions, Covered Compensation for 1997 for the Named Officers is as follows: Mr. Moore, $47,616; Mr. Stuart, $47,616; Mr. Henson, $42,792; Mr. Singer, $62,724; Mr. Harrison, III, $61,440. No benefits are payable to a participant whose employment terminates before he has been credited with five years of service or has both reached age 65 and begun to participate in the Retirement Plan at least five years before his employment terminated.


Officer Retention Plan

     Under the Company's Officer Retention Plan ("ORP"), a participant receives a 20-year annuity payable in equal monthly installments commencing at retirement or, in certain instances, upon termination of employment. The retirement benefits under the ORP increase with each year of the participant's participation in the ORP based on the product of an assumed rate of increase in a participant's beginning salary (as determined by the Compensation Committee) and factors prescribed by the ORP. The retirement benefits under the ORP are not payable to the participants unless they remain in the employment of the Company until they attain age 60, except in the event of total disability (at which time they would be paid on a present value basis).

     The ORP contains a death benefit which must be paid in a lump sum. If the participant dies before annuity payments begin, then the death benefit equals the retirement benefit accrued as of the date of death, except that there is a further reduction of 50% of the amount otherwise payable for deceased participants whose employment with the Company terminated prior to age 60. If the participant dies after annuity payments have begun, the monthly installments remaining are paid to the participant's beneficiary in a lump sum after applying a discount rate of 8% per annum.

     The ORP provides that in the event of a Change in Control in the ownership of the common stock of the Company (as more specifically described in connection with the Supplemental Savings Incentive Plan below), if in connection therewith (i) the ORP is terminated by the Company or amended so as to materially reduce the rights and benefits of an ORP participant, (ii) the participant is terminated by the Company without cause, (iii) the participant is demoted or has his salary and/or benefits materially reduced, or (iv) the Company takes other action which denies the participant the position and economic entitlements which he had under the ORP prior to the Change in Control, then the participant may elect to have paid to him 100% of the retirement benefits to which he was entitled at the time of the Change in Control, plus 50% of any increase in his retirement benefits which accrued between the date of the Change in Control through the date of his election.

     The 1997 annual compensation used for determining benefits under the ORP for the Named Officers is as follows: Mr. Harrison, III, $578,198; Mr. Henson, $386,098; Mr. Moore, $499,653; Mr. Singer, $275,140; and Mr. Stuart, $304,872.
Each of those individuals presently is credited with six years of participation in the ORP.


Supplemental Savings Incentive Plan

     Pursuant to the Company's Supplemental Savings Incentive Plan ("SSIP"), the Company and the participant agree to defer a portion of salary and bonuses. The Company matches 30% of the first 6% of salary (excluding bonuses) deferred by the participant. The Company may also make discretionary contributions to any one or more participants which contributions are to be both based on merit and intended to offset the impact of the reduced compensation limit for qualified plans (see "Retirement Plan,"above). A participant is fully vested in the salary and bonuses he defers and becomes fully vested in Company contributions upon death, disability, retirement on or after age 55, the completion of at least five years of service (vesting occurring at a 20% rate for each year of service) or a Change in Control. "Change in Control" for these purposes includes the acquisition by any person or group of more than 50% of the total vote of all shares of common stock of the Company for the election of the Board of Directors and is presumed to occur in the event that J. Frank Harrison, Jr. and his issue (or persons acting on their behalf) should be entitled to vote less than 50% of the total votes of all shares of common stock of the Company for the election of directors. Deferrals and Company contributions may be placed in either a Fixed Benefit Option or designated among investment funds specified by the Company. Such investment funds are only used to measure the value of benefits, which benefits comprise the Supplemental Account of a participant. There is no requirement that any money held in the SSIP actually be invested in any such fund.

     The schedule of benefits for a Fixed Benefit Option provides for earnings up to 13% (depending on the participant's age and years of service at retirement or termination due to total disability, as applicable). Benefits which start after age 60 are increased at the rate of 6% compounded annually, while benefits paid on account of severance are deemed to earn 8% compounded annually.

     Amounts held in a Supplemental Account may be transferred to a Fixed Benefit Option. No investment in a Fixed Benefit Option may be transferred to a Supplemental Account.

     Benefits paid on account of a Change in Control are made within 30 days following a Change in Control; all other payments are made (or begin) in the first January after a payment has been requested and satisfactory evidence has been furnished that the participant has become entitled to receive such benefit. All benefits for severance, benefits arising from a Change in Control, death benefits for participants who are not insurable, and benefits payable out of Supplemental Accounts are made in a lump sum. Other payments made from the Fixed Benefit Option are normally paid on a monthly basis for 180 months, although the Compensation Committee may approve a lump sum payment or an annuity for a period of less than 180 months. No executive officer received a distribution during 1997. The amount of Company contributions allocated to each of the Named Officers during 1997 is reflected in the Summary Compensation Table under the heading, "All Other Compensation."


Officers' Split-Dollar Life Insurance Plan

     The Company has established an Officers' Split-Dollar Life Insurance Plan for all officers, including the Named Officers. Special arrangements have been provided for J. Frank Harrison, III and Reid M. Henson, as described below. Insurance policies purchased under the plan are whole life policies having a face amount, in most instances, equal to approximately three times each officer's salary (approximately six times in the case of the Named Officers). The Company pays all premiums on each officer's policy. Policy dividends are used to purchase paid up additions. Upon the death of any participant, the participant's beneficiary would receive a stated death benefit, with the balance of the proceeds from the participant's policy being paid to the Company.

     The dollar amount representing the insurance premiums paid by the Company for the benefit of each of the Named Officers under the Officers' Split-Dollar Life Insurance Plan is included in the Summary Compensation Table under the heading "All Other Compensation."

     A separate split-dollar insurance policy has been obtained covering Mr. Henson. In the event of his death, the Company would receive an amount equal to all premiums paid on the policy, subject to the death benefit payable to Mr. Henson's beneficiary being not less than $1,000,000.

     The split-dollar life insurance arrangement for J. Frank Harrison, III varies from the standard split-dollar plan. A trust established by Mr. Harrison, III pays the PS-58 cost and the Company pays the remaining portion of the premium. This arrangement allows Mr. Harrison, III to obtain additional insurance coverage with no increase in the net present value of the projected costs of this arrangement for the Company. Under this revised arrangement, at the death of the insured the Company receives a return of the aggregate premiums it has paid.


Employment Agreements

     James L. Moore, Jr., is employed as President and Chief Operating Officer pursuant to an employment agreement dated March 16, 1987, as amended on May 18, 1994, at an annual salary of not less than $275,000. Mr. Moore is also entitled under the agreement to other fringe benefits generally available from time to time to the Company's executive officers. The agreement provides that it may be terminated by either party at any time, with or without cause. In the event Mr. Moore's employment is terminated by the Company for cause (as defined in the agreement), or if Mr. Moore voluntarily terminates his employment with the Company, Mr. Moore will receive only benefits accrued through the date his employment is terminated. If the Company terminates Mr. Moore's employment without cause, Mr. Moore shall receive his salary (i) at the annual rate of $275,000 for the period through

May 18, 1999 or (ii) for a period of two years from the date of termination at the specified annual rate of $440,000, whichever is greater.

     Effective January 1, 1997, the Company entered into an Agreement for Consultation and Services with J. Frank Harrison, Jr., who previously served as Chairman of the Board of Directors. Pursuant to the agreement, Mr. Harrison, Jr. has agreed to continue to serve as a director of the Company and as Chairman of the Board of Directors' Executive Committee and Finance Committee. He will provide consultation and assistance to management of the Company with respect to major strategic decisions and special projects, as well as concerning general oversight and guidance of the Company. The agreement also provides that Mr. Harrison, Jr. will continue to personally assist the Company in maintaining a good relationship with The Coca-Cola Company to promote the best interests of the Company and its shareholders. Mr. Harrison, Jr. has agreed to devote his full time business resources, as required by Company management, to carrying out these duties. Under the terms of the agreement, Mr. Harrison, Jr. will be paid a consulting fee of $200,000 per year and will also receive a retirement benefit of $500,000 per year on account of his past service as an officer of the Company, both payable in equal monthly installments commencing January 1, 1997. He will also be provided with insurance and other fringe benefits comparable with the past practice of the Company. The agreement contains confidentiality and non-competition provisions and provides that, in the event of a change in control of the Company, he will continue to receive the retirement benefit provided under the agreement for the remainder of his lifetime. The agreement is for a term of one year, and is self-renewing for successive terms of one year each unless terminated by either Mr. Harrison, Jr. or by the Board of Directors upon notice given at least 60 days in advance of the expiration of the prior one year term.


                REPORT OF THE COMPENSATION COMMITTEE ON ANNUAL
                      COMPENSATION OF EXECUTIVE OFFICERS

     The Board's Compensation Committee, composed of Messrs. H.W. McKay Belk, Charles L. Wallace, and Ned R. McWherter, administers the Company's compensation plans, reviews and may establish executive compensation and makes recommendations to the Board concerning such compensation and related matters. The following is a report submitted by the Compensation Committee members addressing the Company's compensation policy as it relates to the Company's executive officers, including the Named Officers, for 1997.


Compensation Policy and Fiscal 1997 Compensation

     The Company's executive compensation policy is designed to establish an appropriate relationship between executive pay and the creation of long term shareholder value, while motivating and retaining key employees. To achieve these goals, the Company's executive compensation policy supplements annual base compensation with an opportunity to earn bonuses based upon corporate performance as well as factors related to each individual's performance. Accordingly, a significant portion of any executive's compensation may consist of performance-based bonuses. Measurement of corporate performance is primarily based on Company objectives which are set based on industry conditions and industry-wide performance levels and approved by the Board of Directors. The performance of individual executives is evaluated on the basis of both pre-determined performance goals for the Company and factors related to the contributions of each individual.

     Base salaries, including the base salary of J. Frank Harrison, III, the Company's Chairman and Chief Executive Officer, were adjusted from the prior year. The Company periodically reviews base salary levels for its executives in comparison with those of other companies in the soft drink bottling industry, as well as other industries. For 1997, the Company utilized a study published by Wyatt Executive Compensation Services which surveyed over 1,200 public corporations, including many "Fortune 500" companies. The survey provided compensation information by separate categories of employers. Employer categorization factors included, but were not limited to, those defined by industry, size and geographic location. The Company strives to maintain base executive salaries at a level that will permit it to compete with other major companies for managers with comparable qualifications and abilities. Based on information contained in the Wyatt survey, the Compensation Committee believes that the overall compensation of the Company's executive officers, taken in the aggregate, places them below the median compensation of similarly situated executives in all industries covered by the survey. The Compensation Committee believes that Mr. Harrison, III's overall compensation places him below the median for similarly situated executives.

     Other factors considered by the Company in its periodic review of executive salary levels include (i) the Company's total operating budget for each fiscal year; (ii) the impact of annual changes in the consumer price index; and (iii) a comparison of the Company's executive compensation program to available information concerning those of other companies in the soft drink bottling industry, focusing specifically on the three publicly traded soft drink bottlers included in the old peer group index utilized in the stock price performance graph included elsewhere in this Proxy Statement. Due to wide disparities in levels of executive compensation revealed in the published information regarding the other companies included in the Company's peer group index, the Compensation Committee does not believe that such information provides a meaningful basis for evaluating the overall compensation of the Company's executive officers for the current fiscal year, and therefore relied principally upon the information contained in the Wyatt survey for purposes of such evaluation.

     The Company's Bonus Plan is administered by the Compensation Committee, which annually selects participants (based on management recommendations) who hold key positions with the Company or one of its subsidiaries. The total cash bonus awardable to a participant is determined by multiplying such participant's base salary by three factors: (i) the participant's approved bonus percentage factor; (ii) the individual's indexed performance factor; and
(iii) the overall goal achievement factor. The participant's approved bonus percentage factor is based on the relative responsibility and contribution to the Company's performance attributed to the participant's position with the Company, while the individual's indexed performance factor is determined by such individual's actual performance during the fiscal year. The overall goal achievement factor is determined by the Company's performance in relation to pre-set goals, as discussed below.

     Annual goals for selected performance indicators are set in the fourth quarter for the succeeding year. These goals are reviewed by the Compensation Committee and approved by the Board of Directors. The selected performance indicators for 1997 were operating cash flow, free cash flow, net income, equivalent case volume, market share and a value measure. The Compensation Committee also assigns different weights to each of the performance indicators based on the perceived need to focus more or less on any particular objective in a given year. The corporate performance indicators and related weights are established after evaluating the industry conditions, available information on performance of other companies in the soft drink bottling industry, prior year performance and the Company's specific needs for the current year. For fiscal 1997, the following weights were assigned to the performance indicators: operating cash flow -- 25%; free cash flow -- 25%; net income -- 10%; equivalent case volume -- 20%; market share -- 10%; and value measure -- 10%. The performance indicators, as weighted, make up the Company's overall goal achievement factor, which is calculated on the basis of a graduated scale ranging from a goal achievement exceeding 89% of the target to a maximum achievement of 110% of the target for performance indicator. Target goals were met or exceeded for three performance indicators. They were partially met for two performance indicators and not met for one of the performance indicators.

     Although the Company's Bonus Plan enables the Compensation Committee to calculate bonuses derived from the factors described above, the Compensation Committee has absolute discretion to decrease, eliminate or otherwise amend awards under the Company's Bonus Plan. The Compensation Committee elected to award bonuses to executive officers in an amount equal to 94% of 1997 base salary multiplied by each officer's approved bonus percentage factor. The amount of annual bonus payments for each of the Named Officers for the years 1995, 1996 and 1997 is shown in the Summary Compensation Table under the heading "Bonuses."

     In addition to the annual base salary and performance-based bonus components, the Company's total annual compensation package for its executives includes the opportunity: (i) to participate, on the same basis as other non-union employees, in the Coca-Cola Bottling Co. Consolidated Savings Plan (Company contributions for each of the Named Officers are included under "All Other Compensation" in the Summary Compensation Table); (ii) to participate in the Officers' Split-Dollar Life Insurance Plan; (iii) to participate in the Company's Retirement Plan which is available to all eligible employees; (iv) to elect to defer a certain portion of each executive's compensation and receive limited matching contributions from the Company under the Supplemental Savings Incentive Plan (Company contributions for each of the Named Officers are included under "All Other Compensation" in the Summary Compensation Table); and
(v) for certain key executives selected by the Compensation Committee, to receive additional retirement and survivor benefits pursuant to the Officer Retention Plan. (The Retirement Plan, the Officers' Split-Dollar Life Insurance Plan, the Supplemental Savings Incentive Plan and the Officer Retention Plan are each discussed in greater detail in the preceding section of this Proxy Statement.) This overall package is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company.

     The Company believes that all compensation paid or payable to its executive officers covered under Section 162(m) of the Internal Revenue Code will qualify for deductibility under such section.

     The Company's compensation policies apply equally to all of its executive officers, including each of those named in the compensation table.

     Submitted by the Compensation Committee of the Board of Directors.


  H. W. McKay Belk       Charles L. Wallace
  Ned R. McWherter

                           COMMON STOCK PERFORMANCE

     As part of the executive compensation information presented in this Proxy Statement, the Securities and Exchange Commission requires a five-year comparison of stock performance with a broad market equity index and with a peer group of similar companies. The Company's Common Stock is traded on the Nasdaq National Market System and the Company has selected the S&P 500 for use as a broad equity market index for the purpose of this comparison. Beginning with the fiscal year ended December 28, 1997, the Company has elected to change the composition of the peer group index used for purposes of this comparison. Since 1993, the Company has compared itself to a peer group consisting of three publicly traded soft drink bottlers: Coca-Cola Enterprises Inc., Coca-Cola Beverages Ltd. and National Beverage Corp. (the "Old 3-Stock Custom Composite Index"). During 1997, the Company reevaluated its continued use of the Old 3-Stock Custom Composite Index based on significant growth in the Company's sales, earnings and market capitalization since 1993, and in light of the acquisition of Coca-Cola Beverages Ltd. by Coca-Cola Enterprises, Inc. during fiscal 1997. Beginning with fiscal 1997, the Company has elected to utilize a new peer group comprised of eleven publicly traded companies in the food and beverage industry (the "New 11-Stock Custom Composite Index"), which the Company feels provides a more appropriate basis for comparison in light of the scope of its current business. The New 11-Stock Custom Composite Index is comprised of Anheuser-Busch Companies, Inc.; Cadbury Schweppes plc; Coca-Cola Enterprises, Inc.; The Coca-Cola Company; Cott Corporation; National Beverage Corp.; PepsiCo, Inc.; The Quaker Oats Company; Triarc Companies, Inc.; Whitman Corporation; and The Seagram Company Ltd. In accordance with the Company's decision to change its peer group, the graph presented below includes comparisons with both the Old 3-Stock Custom Composite Index and the New 11-Stock Custom Composite Index.

                          CUMULATIVE TOTAL RETURN (1)
           Based on reinvestment of $100 beginning December 31, 1992

(The Performance Graph appears here. See the table below for plot points.)

                                                SOURCE: GEORGESON & COMPANY INC.

                              Dec-92    Dec-93    Dec-94    Dec-95    Dec-96    Dec-97
Coca-Cola Bottling Co.
Consolidated                  $100      $207      $156      $213      $304      $440
---------------------------------------------------------------------------------------
S&P 500(R)                    $100      $110      $112      $153      $189      $252
---------------------------------------------------------------------------------------
New Custom Composite Index
(11 Stocks)                   $100      $104      $111      $158      $204      $261
---------------------------------------------------------------------------------------
Old Custom Composite Index
(3 Stocks)                    $100      $126      $142      $215      $393      $841
---------------------------------------------------------------------------------------

The New 11-Stock Custom Composite Index includes Anheuser-Busch Cos., Cadbury Schweppes ADS, The Coca-Cola Company, Coca-Cola Enterprises, Cott Corp., National Beverage Corp., PepsiCo Inc., Quaker Oats, Triarc Cos. Inc., Whitman Corp. and Seagram Co.

The Old 3-Stock Custom Composite Index includes Coca-Cola Beverages Ltd. (thru
2Q97), Coca-Cola Enterprises Inc., and National Beverage Corp.

------
(1) Assumes that the value of the investment in Company Common Stock and in each index was $100 on December 31, 1992 and that all dividends were reinvested on a quarterly basis. Returns for the companies included in the Old 3-Stock Custom Composite Index and in the New 11-Stock Custom Composite Index have been weighted on the basis of total market capitalization for each company.

                                  PROPOSAL 3
              APPROVAL OF THE COMPANY'S LONG TERM INCENTIVE PLAN
                          (Effective January 1, 1998)

     The Board of Directors of the Company has adopted the Company's Long Term Incentive Plan, effective January 1, 1998 (the "Long Term Incentive Plan"), and directed that the Long Term Incentive Plan be submitted to the Company's shareholders for approval at the Annual Meeting. The Long Term Incentive Plan will become effective upon the approval by the holders of a majority of the shares of Company Stock represented and entitled to vote at the Annual Meeting. The purpose of the Long Term Incentive Plan is to enhance the earnings and growth of the Company by providing selected key employees with the opportunity to receive increased compensation based upon the Company's achievement of certain factors designed to enhance profitability, while also allowing them the option of postponing such payments for future income and survivor benefits. The following summary description of the Long Term Incentive Plan is qualified in its entirety by reference to the full text of the Long Term Incentive Plan attached hereto as ANNEX A.

     The Company intends that the compensation paid pursuant to the Long Term Incentive Plan be "performance-based" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). The payment of such compensation thereby will be exempt from the provisions of Section 162(m) that would otherwise deny the Company a federal income tax deduction for compensation expense to the extent that aggregate compensation payments to the Company's Chief Executive Officer or to any other officer whose compensation is required to be disclosed in the Summary Compensation Table in the Company's Proxy Statement (e.g., any Named Officer) might exceed $1 million in any future period. Accordingly, the Long Term Incentive Plan is being submitted to the Company's shareholders for approval pursuant to the requirements of Section 162(m).

     The Long Term Incentive Plan will be administered by the Compensation Committee of the Company's Board of Directors, provided that the Compensation Committee must be comprised of no fewer than two members who are "outside directors" within the meaning of Section 162(m) and the regulations thereunder. The Compensation Committee may interpret provisions of the Long Term Incentive Plan.

     Cash incentive payments may be made under the Long Term Incentive Plan to any employee who is a member of the Company's "select group of management or highly compensated employees" (as defined by applicable provisions of ERISA) and who is selected for participation by the Compensation Committee, subject to approval by the Board of Directors. Approximately 35 employees are currently members of the class of employees eligible to participate in the Long Term Incentive Plan. For the initial three-year Incentive Period under the Long Term Incentive Plan, the Compensation Committee has selected 34 eligible employees as participants, including all of the Named Officers.

     Incentive payments made under the Long Term Incentive Plan will be paid solely on account of the Company's performance in meeting specified objectives with respect to both a Value Growth Factor and a Volume Growth Factor, as measured on a Company-wide basis, over any period of three calendar years (the "Incentive Period") beginning January 1 of any year the Compensation Committee designates as the beginning of an Incentive Period. The Value Growth Factor will be measured by the weighted average growth in value over a three year Incentive Period based on three factors (and adjusted to eliminate the effects of cash dividend payments on the Company's Common Stock and Class B Common Stock): (i) Operating Cash Flow Per Share, weighted at 55%; (ii) sales volume expressed on the basis of Equivalent Cases (defined as an eight ounce equivalent case containing 192 ounces in total of carbonated or non-carbonated Coca-Cola USA beverage products in bottles, cans or pre-mix), weighted at 35%; and (iii) Earnings Per Share, weighted at 10%. The Volume Growth Factor will be measured by a formula which calculates the extent to which growth in per capita consumption of Coca-Cola USA products in the Company's franchise territories during the three year Incentive Period exceeds the growth in per capita consumption of Coca-Cola USA products in the remainder of the United States (excluding the Company's franchise territories) during the three year Incentive Period.

     The Long Term Incentive Plan provides that calculations with respect to both the Value Growth Factor and the Volume Growth Factor will be adjusted, in the event that the Company acquires the remaining 50% interest in Piedmont Coca-Cola Bottling Partnership ("Piedmont") which is presently owned by The Coca-Cola Company) during any Incentive Period, to reflect such acquisition as if it had occurred at the beginning of the Incentive Period. In the event that the Company makes any other acquisition during any Incentive Period, the Long Term Incentive Plan provides that the Compensation Committee shall be required to either (i) disregard the effects of such acquisition in calculating the Value Growth Factor and the Volume Growth Factor or (ii) treat the acquisition as if it had occurred at the beginning of the Incentive Period, with the Compensation Committee being required to choose the alternative that produces the larger incentive payment for the Incentive Period (if either has the effect of increasing the award amount). The Plan also provides, however, that the Compensation Committee shall have discretion, in the case of any acquisition other than Piedmont, to calculate the Value Growth Factor and the Volume Growth Factor as if such acquisition had occurred either (i) as of the beginning of the applicable Incentive Period or (ii) as of the actual date of such acquisition, provided in either case that the effect of exercising such discretion would be to decrease the amount of the awards otherwise payable for such Incentive Period.

     No incentive payments shall be made to participants for any Incentive Period unless the Company attains specified minimum levels for both the Value Growth Factor and the Volume Growth Factor for such Incentive Period. If the Company's performance with respect to both factors exceeds the specified threshold level, then the amount of each participant's incentive payment with respect to the Incentive Period will be calculated as a percentage of the participant's average annual base salary in effect on July 1 of each year during the Incentive Period for which the award is made. The percentages that may be used to calculate the value of incentive payments range from 25% to 175%, with the exact percentages applicable to specified increases in the Value Growth Factor and the Volume Growth Factor being determined by the Compensation Committee prior to the beginning of each three-year Incentive Period. Both the Compensation Committee and the Board of Directors have discretion to amend, modify or terminate or reduce the Company's obligations under the Long Term Incentive Plan at any time; provided, however, that (i) such discretion may not be exercised in a manner which would reduce any benefits otherwise payable following a Change of Control (as defined below) and (ii) such discretion may not be exercised in any manner which would cause any compensation payments made under the Long Term Incentive Plan to cease to be deductible by the Company as "performance based compensation" pursuant to Section 162(m).

     The maximum amount of compensation potentially payable to any individual with respect to a single Incentive Period under the Long Term Incentive Plan is limited to the lesser of (i) $2,000,000 or (ii) four (4) times such individual's annual base salary in effect on July 1 of the Fiscal Year that precedes the start of such Incentive Period.

     The Long Term Incentive Plan provides that incentive payments will be made to participants in a lump sum in cash within 60 days of the Benefit Determination Date, which is generally defined to be the March 31 following the conclusion of any Incentive Period. The Long Term Incentive Plan gives participants the option, however, to elect to defer incentive payments with respect to any Incentive Period if such election is made in writing within 30 days of his or her being selected as a participant with respect to such Incentive Period. Any such deferrals will be treated as contributions to the Company's Supplemental Savings Incentive Plan (as described elsewhere in this Proxy Statement) as of the date on which such payments otherwise would have been made to the participant; provided, however, that the Fixed Benefit Option under the Supplemental Savings Incentive Plan shall not be available for amounts deferred with respect to the Long Term Incentive Plan.

     The Long Term Incentive Plan provides that incentive payments may be prorated when a participant dies, retires or becomes disabled prior to the end of an Incentive Period. In the event of any Change of Control of the Company during an Incentive Period, the Long Term Incentive Plan provides that incentive payments for such Incentive Period shall be computed from the beginning of such period to the date of the Change of Control (prorated to reflect the portion of the Incentive Period then completed) and paid to participants in a lump sum within 60 days of the Change of Control. A "Change of Control" is defined as "the acquisition of over 50% of the total vote of all shares of common stock of the Company for the election of the Board by an individual or a group of individuals acting in concert, other than J. Frank Harrison, Jr. and his issue or persons acting for and on their behalf." The Long Term Incentive Plan further provides that a rebuttable presumption that a Change in Control has occurred shall arise in the event the Harrison Family should be entitled to vote less than 50% of the total votes of all shares of common stock for the Company for the election of the Board of Directors.

     The Board of Directors or the Compensation Committee may terminate or suspend the Long Term Incentive Plan in whole or in part and may amend the Long Term Incentive Plan from time to time to correct any defect or supply any omission or reconcile any inconsistency in the Long Term Incentive Plan if such amendment does not constitute the modification of a material term of the Long Term Incentive Plan, without the approval of the shareholders of the Company. No action shall be taken, however, without the approval of the shareholders unless the Compensation Committee determines that the approval of shareholders would not be necessary in order for the compensation paid pursuant to the Long Term Incentive Plan to continue to be "performance-based" within the meaning of
Section 162(m).

     The Long Term Incentive Plan became effective as of January 1, 1998, subject to approval of such plan by the holders of a majority of the shares of the Company's Common Stock represented and entitled to vote at the 1998 Annual Meeting in accordance with Section 162(m). Initial awards under the Long Term Incentive Plan will not be determinable until the end of the Company's fiscal year 2000, when the results of the Company's performance with respect to the Value Growth Factor and the Volume Growth Factor for the initial three-year Incentive Period (1998 through 2000) are available. On a pro forma basis, if the terms of the Long Term Incentive Plan were applied to the period 1995 through 1997, there would have been no payouts to the Named Officers or to any other employee eligible to participate. Directors who are not employed as executive officers of the Company are not eligible for any awards as participants under the Long Term Incentive Plan.


                             CERTAIN TRANSACTIONS

     The Company's business consists primarily of the production, marketing and distribution of soft drink products of The Coca-Cola Company, which is the sole owner of the secret formulas under which the primary components (either concentrates or syrups) of its soft drink products are manufactured. Accordingly, the Company purchases substantially all of its requirements of concentrates and syrups from The Coca-Cola Company in the ordinary course of its business. During fiscal year 1997 the Company paid The Coca-Cola Company approximately $198 million for sweetener, syrups and concentrate purchases. Additionally, the Company engages in a variety of marketing programs, local media advertising and similar arrangements to promote the sale of products of The Coca-Cola Company in territories operated by the Company. During fiscal year 1997, total direct marketing support provided to the Company by The Coca-Cola Company was approximately $47 million. In addition, the Company paid approximately $25 million for local media and marketing program expense pur-suant to cooperative advertising and cooperative marketing arrangements with The Coca-Cola Company.

     On July 2, 1993, Piedmont Coca-Cola Bottling Partnership, a Delaware general partnership (the "Partnership"), was formed by wholly owned subsidiaries of the Company and The Coca-Cola Company (together, the "Partners") to engage in the business of distributing and marketing finished bottle/ can and fountain beverage products under trademarks of The Coca-Cola Company and other third party licensors in portions of North Carolina, South Carolina, Virginia and Georgia. A Company subsidiary ("CCBCC Sub") is a general partner and owns a 50% interest in the Partnership. A subsidiary of The Coca-Cola Company ("KO Sub") is the other general partner, and it owns the remaining 50% interest in the Partnership. All distributions of cash flow and profits and losses of the Partnership are allocated between KO Sub and CCBCC Sub on a 50/50 basis. The Partnership has an initial term of 25 years subject to early termination as a result of any Dissolving Event, as defined in the Partnership Agreement. Each Partner's partnership Interest is subject to certain limitations on transfers, rights of first refusal and other purchase rights upon the occurrence of certain events. CCBCC Sub and KO Sub made equal initial capital contributions with KO Sub's contribution being in the form of cash and CCBCC Sub's contribution being comprised of the Wilson, North Carolina and Greenville and Beaufort, South Carolina bottling territories and other related assets and cash. Following the formation of the Partnership, the Company and certain of its subsidiaries caused the sale to the Partnership of the Charleston, Greenwood, Columbia, Anderson and Aiken, South Carolina and Plymouth, North Carolina bottling territories and other related assets and The Coca-Cola Company caused the sale to the Partnership of assets and capital stock of subsidiaries having bottling territories located in and around Kinston, Greenville, Goldsboro, Wilmington, Rocky Mount, Weldon and Kelford, North Carolina; Marion, Conway and Florence, South Carolina; and Emporia, Virginia.

     The Company is providing the manufacture, production and packaging of the products and the management of the Partnership pursuant to a Management Agreement. In consideration for its services, the Company receives a management fee based on total case sales, reimbursement for its out-of-pocket expenses and reimbursement for sales branch, divisional and certain other expenses. The term of the Management Agreement is 25 years, subject to early termination in the event of a "Change in Control" as defined therein, a termination of the Partnership or a material default by either party. For the fiscal year ending December 28, 1997, the Partnership recorded management fees in the amount of approximately $12.7 million to the Company pursuant to the Management Agreement.

     The Company previously leased vending equipment from Coca-Cola Financial Corporation ("CCFC"), a subsidiary of The Coca-Cola Company. On January 14, 1997, the Company purchased all of the leases with CCFC for approximately $66.3 million.

     Mr. Charles L. Wallace, a director of the Company, is Vice President and Executive Assistant to the Chairman of The Coca-Cola Company. During the period 1987-1997, The Coca-Cola Company and the Company have engaged in various transactions pursuant to which The Coca-Cola Company presently owns an aggregate of 2,213,007 shares of Common Stock (31.4% of the outstanding shares of such class as of March 10, 1998) and 269,158 shares of Class B Common Stock (20.4% of the outstanding shares of such class as of March 10, 1998) from the Company. These transactions occurred pursuant to: (i) a negotiated, direct purchase of shares from the Company; (ii) an exchange of Common Stock for all of the outstanding shares of The Coca-Cola Bottling Company of West Virginia, Inc., which were owned by The Coca-Cola Company; (iii) the exercise by The Coca-Cola Company of its preemptive right to purchase additional shares of Common Stock pursuant to the Stock Rights and Restrictions Agreement (described below) that was triggered by the Company's issuance of Common Stock to Mr. Harrison, Jr. in connection with the Company's acquisition of Whirl-i-Bird, Inc. in April 1993; and (iv) the Company's February 20, 1997 repurchase of 275,490 shares of Common Stock from The Coca-Cola Company pursuant to the Stock Rights and Restrictions Agreement, as described below.

     See "Principal Shareholders" and the notes to the tabular information presented therein for additional information concerning The Coca-Cola Company's beneficial ownership of Common Stock and Class B Common Stock.

     Pursuant to a Stock Rights and Restrictions Agreement dated January 27, 1989, between the Company and The Coca-Cola Company, The Coca-Cola Company agreed not to purchase or acquire additional shares of Common Stock or Class B Common Stock except as contemplated or provided in the agreement; and not to sell or otherwise dispose of shares of Class B Common Stock without converting them into Common Stock. The Coca-Cola Company granted the Company a right of first refusal with respect to any sale, assignment, transfer or other disposition by The Coca-Cola Company of such shares, and the Company granted The Coca-Cola Company certain registration rights with respect to such shares. The Stock Rights and Restrictions Agreement contains provisions under which The Coca-Cola Company has agreed that if its equity ownership or voting interest at any time reaches 30.67% or more of the Company's outstanding common stock of all classes, or 23.59% or more of the votes of all outstanding shares of all classes (both as adjusted by the Company's right to call described below), then it will negotiate in good faith with the Company to sell to the Company the number of shares of Common Stock or convert the number of shares of Class B Common Stock necessary to reduce its equity ownership to 29.67% of the outstanding common stock of all classes (including not less than 20% nor more than 21% of the outstanding shares of Class B Common Stock) and to maintain its voting interest at not less than 22.59% nor more than 23.59% of the votes of all outstanding shares of all classes, as adjusted. Following the purchase by the Company of
(i) 508,690 shares of Common Stock pursuant to a Dutch auction self-tender offer in December 1996 and (ii) 145,260 shares of Common Stock in a private transaction with a single shareholder in January 1997, The Coca-Cola Company owned shares of Common Stock and Class B Common Stock aggregating to 33.99% of the outstanding common stock of all classes and approximately 20.39% of the votes of all outstanding shares of all classes. In accordance with the provisions of the Stock Rights and Restrictions Agreement, the Company repurchased 275,490 shares of Common Stock from The Coca-Cola Company at a cash price of $47.50 per share in a negotiated transaction effective February 20, 1997. This transaction reduced The Coca-Cola Company's ownership of Common Stock and Class B Common Stock to the levels prescribed in the Stock Rights and Restrictions Agreement.

     Additionally, in the event that the Company issues new shares of Class B Common Stock upon the conversion or exercise of any security, warrant or option of the Company which results in The Coca-Cola Company owning less than 20% of the outstanding shares of Class B Common Stock and less than 20% of the total votes of all outstanding shares of all classes of the Company, The Coca-Cola Company has the right, under the Stock Rights and Restrictions Agreement, to convert shares of Common Stock to shares of Class B Common Stock in order to maintain its ownership of 20% of the outstanding shares of Class B Common Stock and 20% of the total votes of all outstanding shares of all classes of the Company. Under the Stock Rights and Restrictions Agreement, The Coca-Cola Company has a preemptive right to purchase a percentage of any newly issued shares of any class as necessary to allow it to maintain ownership of both 29.67% of the outstanding shares of Common Stock of all classes and 22.59% of the total votes of all outstanding shares of all classes. The number of shares issuable to The Coca-Cola Company as a result of any exercise of its conversion right or its preemptive right described herein is subject to adjustment by the Company's right to call described below and by any voluntary disposition of the shares held by The Coca-Cola Company.

     Pursuant to the Stock Rights and Restrictions Agreement, The Coca-Cola Company granted the Company the right, from and after the sixth anniversary of the date of such agreement through the thirtieth anniversary, at the Company's sole option and from time to time, to call for redemption that number of Purchased Shares (as defined in such agreement) which would reduce The Coca-Cola Company's ownership of the equity of the Company to 20% at a price and on such terms as set forth in the agreement; provided, however, that in no event shall the price be less than $42.50 per share (subject to appropriate adjustment to reflect changes in the Company's capital structure and except for shares issued to The Coca-Cola Company to maintain its proportionate ownership of Common Stock).

     The Coca-Cola Company was also given the right to have its designee proposed by the Company for nomination to the Company's Board of Directors and to have such person (or a successor) nominated at each subsequent election of the Company's directors, subject to certain conditions. Mr. Wallace's nomination for election as a director of the Company was made in accordance with the terms of this agreement.

     The Coca-Cola Company, J. Frank Harrison, Jr., J. Frank Harrison, III and Reid M. Henson, in his capacity as co-trustee of certain trusts holding shares of Class B Common Stock, also entered into a Voting Agreement dated January 27, 1989 (the "Voting Agreement"). Pursuant to the Voting Agreement, Mr. Harrison, Jr., Mr. Harrison, III and Mr. Henson (as co-trustee), agreed to vote their shares of Common Stock and Class B Common Stock for a nominee of The Coca-Cola Company for election, as a director, to the Company's Board of Directors, and The Coca-Cola Company granted an irrevocable proxy (the "Irrevocable Proxy") with respect to all shares of Class B Common Stock and Common Stock owned by The Coca-Cola Company (and any shares of Common Stock into which shares of Class B Common Stock are converted or exchanged) to J. Frank Harrison, III for life and thereafter to J. Frank Harrison, Jr. The Irrevocable Proxy covers any matters on which holders of Class B Common Stock or Common Stock are entitled to vote, other than certain mergers, consolidations, sales of assets and other similar corporate reorganizations or corporate transactions.

     Pursuant to the terms of the Voting Agreement, J. Frank Harrison, III (or, in the event of his death, J. Frank Harrison, Jr.) was granted the option (assignable to the Company or to J. Frank Harrison, Jr.) to purchase the shares of Class B Common Stock held by The Coca-Cola Company at a price per share determined in accordance with the Voting Agreement, exercisable on certain conditions relating to termination of the disproportionate voting rights of the Class B Common Stock.

     The Voting Agreement and Irrevocable Proxy terminate upon the written agreement of the parties, or at such time as The Coca-Cola Company is not the beneficial owner of any shares of the Company's common stock. The Irrevocable Proxy terminates at such time as: (i) J. Frank Harrison, Jr. or J. Frank Harrison, III do not collectively own all 712,796 shares of Class B Common Stock owned by J. Frank Harrison, Jr., or (ii) certain trusts holding shares of Class B Common Stock subject to the Voting Agreement do not collectively own at least 50% of the Class B Common Stock held by them at the date of the Voting Agreement.

     On December 17, 1988, J. Frank Harrison, Jr., J. Frank Harrison, III and certain trusts holding shares of Class B Common Stock entered into a Shareholder's Agreement with The Coca-Cola Company. Pursuant to the agreement, which has a term of ten years, expiring in 1998: (i) the Harrisons expressed a commitment to remain actively involved and interested in the management and operations of the Company during the term of the agreement; (ii) the Harrisons agreed not to dispose of their shares of Common Stock and Class B Common Stock during the term of the agreement (other than to certain permitted transferees) without first offering such shares to The Coca-Cola Company; (iii) the Harrisons were granted the right (the exercise of which could result in a change in control of the Company), exercisable for a period of five years following the fifth anniversary of the agreement, to cause The Coca-Cola Company to purchase all or a portion of their shares of Common Stock and Class B Common Stock subject to the agreement at a price per share and on such terms as determined by the agreement; and (iv) The Coca-Cola Company was granted the right to acquire the Harrisons' shares of Common Stock and Class B Common Stock at a price per share and on such terms as determined by the agreement upon the circumstance of an offer having been made which, if consummated, would result in a change in control of the Company or the sale of all or substantially all of the assets of the Company, and provided that the Harrisons intend to vote in favor of such transaction.

     On November 30, 1992, the Company and the owner of the property on which the Company operates its Snyder Production Center agreed to the early termination of the Company's lease of this property. Harrison Limited Partnership One ("HLP One"), a North Carolina limited partnership, purchased the property contemporaneously with the termination of the lease, and the Company and HLP One entered into an agreement pursuant to which the Company is leasing the property for a ten-year term which commenced December 1, 1992. JFH Management, Inc., a North Carolina corporation of which J. Frank Harrison, Jr. is the sole shareholder, serves as sole general partner of the limited partnership that purchased the production center property. The sole limited partner of this limited partnership is a trust as to which J. Frank Harrison, III and Reid M. Henson are co-trustees, share investment powers, and as to which they share voting power for purposes of this partnership interest. The beneficiaries of this trust are J. Frank Harrison, Jr. and his descendants.

     On June 1, 1993, Beacon Investment Corporation, a North Carolina corporation of which J. Frank Harrison, III is sole shareholder, purchased the office building located on Rexford Road in Charlotte, North Carolina, in which the Company leases its executive offices. Contemporaneously, the Company entered into a ten year lease commencing June 1, 1993 with Beacon Investment Corporation for office space within the building.

     Under these agreements, the annual base rents which the Company is obligated to pay for its lease of the Snyder Production Center and its executive offices are subject to annual adjustments corresponding to the Consumer Price Index. The base rent for the lease of the Snyder Production Center is further subject to increases and decreases based on the London Interbank Offered Rate of interest ("LIBOR"), and the base rent for the lease of the executive offices is subject to increases and decreases, as the case may be, in an Adjusted Eurodollar Rate determined by NationsBank of North Carolina, N.A.. The current annual lease payments, as so adjusted, are $2.6 million for the Snyder Production Center and $2.1 million for the Company's executive offices.

     The material terms of the Snyder Production Center and office building lease agreements are substantially similar to the lease agreements between the Company and the properties' prior owners. The Company believes that the terms of the Snyder Production Center and office building lease agreements are generally, in each instance, at least as favorable as the Company could have obtained from the prior owners.

     The Company purchases certain computerized data management products and services from Data Ventures LLC, a Delaware limited liability company in which the Company holds a 31.25% equity membership with a 47.7% voting interest. J. Frank Harrison, III, Chairman of the Board of Directors and Chief Executive Officer of the Company, also holds a 32.5% equity membership in Data Ventures, LLC with a 49.6% voting interest. The remaining 39.25% equity membership and 2.8% voting interest in Data Ventures, LLC is held by third parties who have no affiliation with the Company. During the Company's fiscal year ended December 28, 1997, the Company paid approximately $199,000 to Data Ventures, LLC in connection with the purchase of such products and services. Additionally, as of December 28, 1997, Data Ventures was indebted to the Company in the amount of approximately $1.0 million pursuant to a promissory note. The promissory note was issued in conjunction with a $1.9 million line of credit which terminates in September 1999. The promissory note provides working capital financing and bears interest at a rate per annum equal to the prime rate as published by The Wall Street Journal, less one percent, adjusted on the first day of each
   -----------------------
month. As of March 1, 1998, the promissory note balance totaled $1.27 million.

     During the fiscal year ended December 28, 1997, the Company paid legal fees of $543,000 to Witt, Gaither & Whitaker, P.C., a law firm in which John W. Murrey, III, a director of the Company, and John F. Henry, Jr., Secretary of the Company, are members.


                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has appointed the firm of Price Waterhouse LLP to serve as the Company's independent accountants for the fiscal year ending January 3, 1999. Price Waterhouse LLP has served in that capacity since 1968.

     A representative of Price Waterhouse LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.


                   RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the Company's shareholders vote FOR fixing the number of directors at eleven, FOR electing the Board of Directors' nominees for directors and FOR approving the Company's Long Term Incentive Plan, as set forth in this Proxy Statement.


                             SHAREHOLDER PROPOSALS

     In the event any shareholder wishes to present a proposal to the shareholders of the Company at the 1999 Annual Meeting of Shareholders, such proposal must be received by the Company for inclusion in the proxy statement and form of proxy relating to such meeting on or before December 8, 1998.


                            ADDITIONAL INFORMATION

     The entire cost of soliciting proxies will be borne by the Company. In addition to this solicitation of proxies by mail, proxies may be solicited by the Company's directors, officers and other employees by personal interview, telephone and telegram. Such persons will receive no additional compensation for such services. Furthermore, Georgeson & Co., Inc., Wall Street Plaza, New York, New York 10005, has been retained to assist the Company in the solicitation of brokers, banks and other similar entities holding shares for other persons. Georgeson & Co., Inc. will receive a payment of $6,500 for these services. All brokers, banks and other similar entities and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of the shares of Common Stock and Class B Common Stock held of record by such persons, and the Company will pay such brokers, banks and other fiduciaries all of their reasonable out-of-pocket expenses incurred in connection therewith.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter to be acted upon at the Annual Meeting other than those specifically referred to in this Proxy Statement. If other matters should properly come before the Annual Meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.


                                        John F. Henry, Jr.
                                        Secretary

Date: April 7, 1998

                                    ANNEX A


                      COCA-COLA BOTTLING CO. CONSOLIDATED
                           LONG TERM INCENTIVE PLAN

Preamble

     This Plan is designed to enhance the earnings and growth of the Company. The Plan rewards selected key Employees with the opportunity to receive increased compensation and to postpone such increases for future income and survivor benefits. By providing such benefits, the Plan enables the Company to attract superior key Employees, to encourage them to make careers with the Company, and to give them additional incentive to make the Company more profitable. As specified herein, the Plan is operated and administered by the Board of Directors and by its Compensation Committee, and whenever either may take any action, make any determination or refrain from taking any action or making a determination, such shall be made at the sole and absolute discretion of the Board of Directors or the Compensation Committee, as the case may be.


              ARTICLE 1. REFERENCES, CONSTRUCTION AND DEFINITIONS

     Unless otherwise indicated, all references to articles, sections and subsections shall be to the Plan as set forth in this document. The Plan and all rights thereunder shall be construed and enforced in accordance with ERISA and, to the extent that state law is applicable, the laws of the State of North Carolina. The article titles and the captions preceding sections and subsections have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision. When the context so requires, the singular includes the plural. Whenever used herein and capitalized, the following terms shall have the respective meanings indicated unless the context plainly requires otherwise.

     1.1 Affiliate: Any corporation with respect to which the Company owns, directly or indirectly, 100 percent of the corporation's outstanding capital stock, and any other entity with respect to which the Company owns directly or indirectly at least 50 percent or more of such entities' capital stock or interest in earnings or any other entity for which the Company has a management agreement.

     1.2 Average Compensation: The average of the annual Compensation of a Participant for each Fiscal Year during the Incentive Period.

     1.3 Beneficiary: The beneficiary or beneficiaries designated by a Participant pursuant to Article 8 to receive the benefits, if any, payable on behalf of the Participant under the Plan after the death of such Participant, or when there has been no such designation or an invalid designation, the individual or entity, or the individuals or entities, who will receive such amount.

     1.4 Benefit Determination Date: March 31 that follows the last day of the Incentive Period or, if earlier, i) the date when a Change of Control occurs; or ii) as determined by the Compensation Committee.

     1.5 Board: The Board of Directors of the Company.

     1.6 Change in Control: "A change in the ownership or control" or "a change in the effective control" of the Company occurs upon the acquisition of over 50% of the total vote of all shares of common stock of the Company for the election of the Board by an individual or a group of individuals acting in concert, other than J. Frank Harrison, Jr. and his issue or persons acting for and on their behalf (hereinafter "the Harrison Family"); and a rebuttable presumption that a Change in Control has occurred shall arise in the event the Harrison Family should be entitled to vote less than 50% of the total votes of all shares of common stock for the Company for the election of the Board.

     1.7 Code: The Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

     1.8 Committee: The Compensation Committee of the Board, provided that it shall be comprised of not fewer than two members who are "outside directors" within the meaning of Section 162(m) of the Code and the regulations thereunder.

     1.9 Company: Coca-Cola Bottling Co. Consolidated, a Delaware corporation, and where appropriate any subsidiary thereof, or any entity which succeeds to its rights and obligations with respect to the Plan.

     1.10 Compensation: The amount of annual base salary for the Fiscal Year determined as of July 1 during the Fiscal Year.

     1.11 Debt Per Share: The amount of long-term debt plus the current portion of long-term debt less the after-tax impact of the deferred Long Term Incentive Plan balance on the Company's balance sheet prepared in accordance with GAAP, plus the present value of the operating leases, divided by Outstanding Shares.

     1.12 Earnings Per Share: Earnings per share on an undiluted basis as reported by the Company in accordance with GAAP adjusted to eliminate the impact of the Long Term Incentive Plan.

     1.13 Effective Date: The Plan became effective on January 1, 1998.

     1.14 Employee: A person who is a common law employee of a Participating Company.

     1.15 ERISA: The Employee Retirement Income Security Act of 1974, as now in effect or as hereafter amended. All citations to sections of ERISA are to such sections as they may from time to time be amended or renumbered.

     1.16 Fiscal Year: The annual accounting period used by the Company for shareholder reporting purposes. The Fiscal Year is the Plan Year.

     1.17 Incentive Factor: The factor determined on Schedule A which requires a specified level of achievement in both Volume Growth and Value Growth.

     1.18 Incentive Payment: The payment made under this Plan.

     1.19 Incentive Period: A period of three (3) consecutive Fiscal Years determined by the Committee, provided, however, that if a Change of Control occurs, all Incentive Periods that are not then completed shall end on the date of a Change of Control. A Fiscal Year may be included in more than one Incentive Period.

     1.20 Operating Cash Flow Per Share: Income from operations plus depreciation expense, amortization expense and lease expense plus any expense related to the Long Term Incentive Plan on a per share basis at the Benefit Determination Date.

     1.21 Outstanding Shares: The total number of issued and outstanding shares of Common and Class B shares of the Company plus any shares that may be issued.

     1.22 Participant: As of any date, any individual who commenced participation in the Plan as provided in Article 2 and who is either (a) an Employee or, (b) a former Employee who is eligible for a benefit under the Plan.

     1.23 Participating Company: The Company and any Affiliate.

     1.24 Equivalent Case: An Equivalent Case is defined as an eight (8) ounce equivalent case containing 192 ounces in total of Coca-Cola USA products which include carbonated and non-carbonated beverages in bottles, cans or pre-mix.

     1.25 Plan: The Coca-Cola Bottling Co. Consolidated Long Term Incentive Plan as contained herein and as it may be amended from time to time hereafter.

     1.26 Plan Administrator: The Committee.

     1.27 Retirement: Termination of employment, other than termination by the Company with or without cause, after an Employee has reached age 55. "Retire" is the act of Retirement.

     1.28 Severance: Ceasing to be an Employee other than on account of death or Total and Permanent Disability.

     1.29 Surviving Spouse: The survivor of a deceased Participant to whom such deceased Participant was legally married (as determined by the Committee) immediately before the Participant's death.

     1.30 Total and Permanent Disability: A Participant is Totally and Permanently Disabled if he has a condition that qualifies him for long-term disability benefits provided under a plan sponsored by the Company at the time of determination or qualifies him for disability benefits under the Social Security laws then in effect.

     1.31 Value Growth: Value Growth is based on three factors for the Incentive Period: Operating Cash Flow Per Share, Equivalent Cases, and Earnings Per Share.


Value Computation at Beginning of Incentive Period

     Value based on Operating Cash Flow Per Share shall be computed by multiplying Operating Cash Flow Per Share for the last Fiscal Year prior to the beginning of the Incentive Period by nine (9) and subtracting Debt Per Share at the end of the Fiscal Year.

     Value based on Equivalent Cases shall be computed by multiplying the Equivalent Cases for the last Fiscal Year prior to the beginning of the Incentive Period by Five Dollars and Eighty Nine and two tenths cents ($5.892) and dividing the product by the Outstanding Shares at the end of the Fiscal Year prior to the beginning of the Incentive Period. Debt Per Share at the end of the last Fiscal Year prior to the beginning of the Incentive Period shall be subtracted from the aforementioned result to give the value based on Equivalent Cases.

     Value based on Earnings Per Share shall be computed by multiplying Earnings Per Share for the last Fiscal Year prior to the beginning of the Incentive Period, as determined in accordance with GAAP, by twenty (20).

     The three values computed based on Operating Cash Flow Per Share, Equivalent Cases and Earnings Per Share shall be weighted as follows: Operating Cash Flow Per Share -- 55%; Equivalent Cases -- 35%; and Earnings Per Share -- 10% to compute a weighted average value per share. The value per share so computed shall be the value per share at the beginning of the Incentive Period.



Value Computation at End of Incentive Period

     Value based on Operating Cash Flow Per Share shall be computed by multiplying Operating Cash Flow Per Share for the last Fiscal Year of the Incentive Period by nine (9) and subtracting Debt Per Share at the end of the last Fiscal Year of the Incentive Period.

     Value based on Equivalent Cases shall be computed by multiplying the Equivalent Cases for the last Fiscal Year in the Incentive Period by Five Dollars and Eighty Nine and two tenths cents ($5.892) and dividing the product by the Outstanding Shares at the end of the last Fiscal Year of the Incentive Period. Debt Per Share at the end of the last Fiscal Year of the Incentive Period shall be subtracted from the aforementioned result to give the value based on Equivalent Cases.

     Value based on Earnings Per Share shall be computed by multiplying Earnings Per Share for the last Fiscal Year of the Incentive Period, as determined in accordance with GAAP, by twenty (20).

     The three values computed based on Operating Cash Flow Per Share, Equivalent Cases and Earnings Per Share shall be weighted as follows: Operating Cash Flow Per Share -- 55%; Equivalent Cases -- 35%; and Earnings Per Share -- 10% to compute a weighted average value per share. The value per share so computed shall be the value per share at the end of the Incentive Period.


Value Growth Factor

     The Value Growth factor of the Plan shall be the compound annual rate of change between the Value Computation at the beginning of the Incentive Period and the Value Computation at the end of the Incentive Period, adjusted for dividends, expressed as a percentage.

     Schedule B sets forth the method of determining the Value Growth Factor.

     1.32 Volume Growth: Volume growth is the growth in per capita consumption above the national average during the Incentive Period measured on an eight (8) ounce equivalent basis.

Volume Computation at Beginning of Incentive Period

     The Volume computation shall be based on results for the last Fiscal Year prior to the beginning of the Incentive Period. Volume for the Company shall be the bottle, can and premix Coca-Cola USA volume on an eight (8) ounce equivalent case basis, divided by the population for the Company's franchise territory to yield the Company's per capita consumption. Volume for the remainder of the United States shall be computed by dividing the total U.S. equivalent case volume, as obtained from Coca-Cola-USA, less equivalent case sales within the Company's territory, by the total United States population less the population within the Company's franchise territory to yield a non-Company per capita consumption.


Volume Computation at End of Incentive Period

     The Volume computation shall be based on results for the last Fiscal Year of the Incentive Period. Volume for the Company shall be the bottle, can and premix Coca-Cola USA volume on an eight (8) ounce equivalent case basis, divided by the population for the Company's franchise territory to yield the Company's per capita consumption. Volume for the remainder of the United States shall be computed by dividing the total U.S. equivalent case volume, as obtained from Coca-Cola-USA, less equivalent case sales within the Company's territory, by the total United States population less the population within the Company's franchise territory to yield a non-Company per capita consumption.


Computation of Volume Growth Factor

     The change in volume for the Company shall be computed as the Company Volume at End of Incentive Period less the Company Volume at Beginning of Incentive Period. The change in volume for the remainder of the United States shall be the non-Company Volume at End of Incentive Period less the non-Company Volume at Beginning of Incentive Period. The change in Company per capita consumption less the change in non-Company per capita consumption shall be used in determining the Volume Growth Factor.

     Schedule C sets forth the method of determining the Volume Growth Factor.


                   ARTICLE 2. ELIGIBILITY AND PARTICIPATION

     2.1 Eligibility. An Employee (a) who is a member of the Company's "select group of management or highly compensated employees," as defined in Sections 201(2), 301(a)(3) and 401(a) of ERISA, as amended, and (b) whom the Committee designates, subject to approval by the Board, shall be eligible to become a Participant in the Plan.

     2.2 Participation. An Employee who is eligible to become a Participant for the Incentive Period must be designated by the Compensation Committee and approved by the Board. Such designation must be made on or before the first day of the Incentive Period or March 31 of the first Fiscal Year of the Incentive Period. Participation shall begin on the first day of the Incentive Period following designation. All Participants of the Plan and the effective date of their participation shall be set forth in the form shown in Schedule D.

     2.3 Duration of Participation. A Participant shall continue to be a Participant until the Participant's Severance, Total and Permanent Disability or death or the last day of the last Incentive Period for which an Employee has been designated as a Participant.


           ARTICLE 3. COMPUTATION AND PAYMENT OF INCENTIVE PAYMENTS

     3.1 General. For every Incentive Period, each Participant shall receive an Incentive Payment as set forth in Section 3.2. Unless a Participant has died, terminated employment on account of Total and Permanent Disability, Retired or unless the Participant is an Employee on the Benefit Determination Date that follows the last day of the Incentive Period for which such payment relates, no payment will be made under this Plan. All incentive payments are to be made in a lump sum within sixty (60) days following the Benefit Determination Date, unless such benefits have been deferred as provided in Article 4.

     3.2 Benefit Computation. The benefit for purposes of the Plan shall be calculated based on the achievement of both the Value Growth Factor and Volume Growth Factor. The Incentive Factor shall be based on achieving both the Value Growth Factor and The Volume Growth Factor as defined and set forth in Schedule
A. The amount of the benefit, if any, to be paid to a participant shall be computed as the Average Compensation multiplied by the Incentive Factor. Notwithstanding the results of the computation, in no event will the benefit for a participant exceed the lesser of the maximum amount approved by the stockholders of the Company or four (4) times the base salary determined as of July 1 of the Fiscal Year that precedes the Incentive Period.

     3.3 Acquisitions: In the event the Company acquires the remaining interest in Piedmont Coca-Cola Bottling Partnership, determination of the Value Growth Factor and the Volume Growth Factor as of the beginning of the Incentive Period will be adjusted to reflect such acquisition as if it had occurred as of the beginning of the Incentive Period.

     In the event the Company makes other acquisitions, with respect to such acquisitions, the Committee shall be required either to: (i) disregard the effect of such acquisitions in determining achievement of the Value Growth Factor and the Volume Growth Factor or (ii) treat any such acquisition as if it had occurred at the beginning of the Incentive Period. If the effect of either disregarding such acquisition or treating such acquisition as if it had occurred at the beginning of the Incentive Period would be to increase the awards payable under the Plan; the Committee shall be required to make any such determination so as to result in the highest award level determinable under the circumstances. Notwithstanding the foregoing, the Committee shall have the discretion to treat any such acquisition as if it had occurred as of the beginning of the Incentive Period, or to determine the Value Growth Factor and the Volume Growth Factor taking into consideration the effect of the acquisition from the effective date thereof, if the effect of exercising such discretion would be to decrease the awards otherwise payable under the Plan.

     3.4 Certification. Other than Incentive Payments made on account of a Change of Control, no Incentive Payments shall be made unless approved by the Committee.

                         ARTICLE 4. DEFERRAL BENEFITS

     A Participant may elect to defer Incentive Payments for an Incentive Period if such deferral is made in writing within thirty (30) days after having been selected as a Participant for such Incentive Period. All such deferrals will be considered contributions to the Company's Supplemental Savings Incentive Plan. Deferred Incentive Payments, contributed to the Supplemental Savings Incentive Plan may be allocated among the mutual fund and prime rate investment options, however such deferrals may not be included in a Participant's Fixed Benefit Option account of the Supplemental Savings Incentive Plan. All rules and regulations of the Supplemental Savings Incentive Plan apply to deferrals contributed to that plan. Deferrals to the Supplemental Savings Incentive Plan from the Plan are not eligible for any Company matching contributions.


                        ARTICLE 5. DISTRIBUTION EVENTS

     Certain events may result in forfeiture or reduction of a Participant's Incentive Payment as follows:

     Severance -- A Participant who leaves the employment of the Company, other than on account of death, Total and Permanent Disability or Retirement, or is terminated with or without cause by the Company before the Benefit Determination Date for an Incentive Period shall not be eligible for any Incentive Payment.

     Disability -- A Participant who becomes Totally and Permanently Disabled and is unable to continue employment with the Company, will be eligible to receive a pro-rated portion of the Incentive Payment for the Incentive Period. The amount of the pro-rated Incentive Payment will be the portion of time during the Incentive Period the Participant was an active Participant divided by the total Incentive Period, multiplied by the amount of the Incentive Payment as determined in accordance with the Plan for the Incentive Period.

     Retirement -- As defined in the Plan, a Participant must have reached age 55 in order to be considered retired under the Plan. A Participant who Retires during an Incentive Period will be eligible to receive a pro-rated portion of the Incentive Payment for the Incentive Period. The amount of the pro-rated Incentive Payment will be the portion of time during the Incentive Period the Participant was an active Participant divided by the total Incentive Period, multiplied by the amount of the Incentive Payment as determined in accordance with the Plan for the Incentive Period.

     Death -- Upon the death of a Participant prior to the end of an Incentive Period, the Company shall pay the Participant's Beneficiary a pro-rated portion of the Incentive Payment for the Incentive Period. The amount of the pro-rated Incentive Payment will be the portion of time during the Incentive Period the Participant was an active Participant divided by the total Incentive Period, multiplied by the amount of the Incentive Payment as determined in accordance with the Plan for the Incentive Period.

     Except to the extent such payments are subject to the provisions of the Supplemental Savings Incentive Plan, any payments due to Participants or their beneficiaries related to the distribution events described above shall be made in a lump sum within sixty (60) days following the Benefit Determination Date which relates to such payments.

                     ARTICLE 6. CHANGE IN CONTROL BENEFITS

     In the event of a Change in Control, the Company shall pay the Participant a single lump sum payment. Such payment shall be computed from the beginning of the Incentive Period to the date of the Change in Control as provided for in Sections 1.31, 1.32 and 3.2 of the Plan subject to the modifications in this
Section 6. For the purposes of this Section 6, the Volume Growth Scale as set forth in Schedule A, shall be adjusted by multiplying the scale by a fraction, the numerator of which shall be the number of days elapsed since the beginning of the Incentive Period to the date of the Change in Control and the denominator of which shall be the total number of days in the Incentive Period. For purposes of this Section 6, the Value Growth Factor shall be computed using the last full twelve (12) months prior to the Change In Control. The amount so computed will be multiplied by a fraction, the numerator of which shall be the number of days elapsed since the beginning of the Incentive Period to the date of the Change in Control and the denominator of which shall be the total number of days in the Incentive Period.


                     ARTICLE 7. ADMINISTRATION OF THE PLAN

     7.1 Powers and Duties of the Committee. The Committee shall have general responsibility for the administration of the Plan (including but not limited to complying with reporting and disclosure requirements, and establishing and maintaining Plan records). In the exercise of its sole and absolute discretion, the Committee shall interpret the Plan's provisions (and all ambiguities) and subject to the Board's approval, determine the eligibility of individuals for benefits.

     7.2 Agents. The Committee may engage such legal counsel, certified public accountants and other advisers and service providers, who may be advisers or service providers for the Company, and make use of such agents and clerical or other personnel, as it shall require or may deem advisable for purposes of the Plan. The Committee may rely upon the written opinion of any legal counsel or accountants engaged by the Committee, and may delegate to any person or persons its authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at the discretion of the Committee.

     7.3 Reports to Board. The Committee shall report to the Board or to the Executive Committee of the Board of Directors, as frequently as the Board or the Executive Committee shall specify, with regard to the matters for which the Committee is responsible under the Plan.

     7.4 Structure of Committee. No member of the Committee shall be entitled to act on or decide any matter relating solely to his own or any other member's rights or benefits under the Plan. In the event the Committee is unable to act in any matter by reason of the foregoing restriction, the Board shall act on such matter. The members of the Committee shall not receive any special compensation for serving in the capacity as members of the Committee but shall be reimbursed for any reasonable expenses incurred in connection therewith. Except as otherwise required by ERISA, no bond or other security shall be required of the Committee or any member thereof in any jurisdiction. Any member of the Committee, any subcommittee or agent to whom the Committee delegates any authority, and any other person or group of persons, may serve in more than one fiduciary capacity with respect to the Plan.

     7.5 Adoption of Procedures of Committee. The Committee shall establish its own procedures and the time and place for its meetings and provide for the keeping of minutes of all meetings. A majority of the members of the Committee shall constitute a quorum for the transaction of business at a meeting of the Committee. Any action of the Committee may be taken upon the affirmative vote of a majority of the members of the Committee present at a meeting. The Committee may also act without meeting by unanimous written consent.

     7.6 Instructions for Payments. All requests of or directions to the Company for payment or disbursement shall be signed by a member of the Committee or such other person or persons as the Committee may from time to time designate in writing. This person shall cause to be kept full and accurate accounts of payments and disbursements under the Plan.

     7.7 Claims for Benefits. All claims for benefits under the Plan shall be submitted in writing to the Committee. Within a reasonable period of time the Committee shall decide the claim by majority vote. Written notice of the decision on each such claim shall be furnished within 30 days after receipt of the claim. If the claim is wholly or partially denied, such written notice shall set forth an explanation of the specific findings and conclusions on which such denial is based. A claimant may review all pertinent documents and may request a review by the Committee of such a decision denying the claim. Such a request shall be made in writing and filed with the Committee within 60 days after delivery to said claimant of written notice of said decision. Such written request for review shall contain all additional information which the claimant requests the Committee to consider. The Committee may hold any hearing or conduct any independent investigation which it deems necessary to render its decision, and the decision on review shall be made as soon as possible after the Committee's receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant within 30 days after receipt by the Committee of a request for review. Written notice of the decision on review shall include specific reasons for such decision.

     7.8 Hold Harmless. To the maximum extent permitted by law, no member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on such member's behalf in such member's capacity as a member of the Committee nor for any mistake of judgment made in good faith; and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company's own assets), each member of the Committee and each other officer, employee, or director of the Company to whom there was any duty or power relating to the administration or interpretation of the Plan against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith or such indemnification is contrary to law.

     7.9 Service of Process. The Secretary of the Company or such other person designated by the Board shall be the agent for service of process under the Plan.

                    ARTICLE 8. DESIGNATION OF BENEFICIARIES

     8.1 Beneficiary Designation. Every Participant shall file with the Committee a written designation (in substantially the form attached hereto as Schedule E of one or more persons as the Beneficiary who shall be entitled to receive the benefits, if any, payable under the Plan after the Participant's death. A Participant may from time to time revoke or change such Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death, and in no event shall it be effective as of any date prior to such receipt. All Beneficiary designations, and the identity of any Beneficiary, shall be final. If a Beneficiary dies after the death of the Participant and prior to receiving the payment(s) that would have been made to such Beneficiary had such Beneficiary's death not occurred, and no contingent Beneficiary has been designated, then for the purposes of the Plan the payment(s) that would have been received by such Beneficiary shall be made to the Beneficiary's estate.

     8.2 Failure to Designate Beneficiary. If no Beneficiary designation is in effect at the time of a Participant's death, the benefits, if any, payable under the Plan after the Participant's death shall be made to the Participant's Surviving Spouse, if any, or if the Participant has no Surviving Spouse, to the Participant's estate. If the Committee is in doubt as to the right of any person to receive such benefits, the Committee may direct the Company to withhold payment, without liability for any interest thereon, until the rights thereto are determined, or the Committee may direct the Company to pay any such amount into any court of appropriate jurisdiction; and such payment shall be a complete discharge of the liability of the Company.


                ARTICLE 9. AMENDMENT OR TERMINATION OF THE PLAN

9.1 Right to Amend or Terminate Plan.

     (a) The Board or the Committee reserves the right at any time in its sole discretion to amend, specifically including but not limited to such amendments that may be necessary or advisable so that all payments are deductible for federal income tax purposes under Section 162 of the Code, or terminate the Plan, in whole or in part, and for any reason and without the consent of any Participant or Beneficiary.

     (b) The Board or the Committee may adopt any ministerial and nonsubstantive amendment which may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan, provided the amendment does not materially affect the currently estimated cost to the Company of maintaining the Plan.

     (c) The Board or the Committee reserves the right to amend, terminate, modify, reduce or otherwise affect the Company's obligations under the Plan retroactively provided that after a Change in Control neither the Board or the Committee may reduce any benefits which would otherwise be paid.

     The Board and Committee shall at all times be required to exercise its discretionary powers herein provided in such a manner, and subject to such limitations as will permit all payments under the Plan to "covered employees", as such term is defined in Section 162 (m) of the Code, to continue to qualify as "performance based compensation" for purposes of Section 162 (m) of the Code, and any action taken by the Committee or by the Board shall automatically be deemed null and void to the extent that it would have the effect of destroying such qualification.

     9.2 Notice. Notice of any amendment or termination of the Plan shall be given by the Board or the Committee, whichever adopts the amendment to the other.


                ARTICLE 10. GENERAL PROVISIONS AND LIMITATIONS

     10.1 No Right to Continued Employment. Nothing contained in the Plan shall give any Employee the right to be retained in the employment of the Company or affect the right of any such employer to dismiss any employee with or without cause. The adoption and maintenance of the Plan shall not constitute a contract between the Company and Employee or consideration for, or an inducement to or condition of, the employment of any Employee. Unless otherwise expressly stated in a written contract of employment and such has been executed by a duly authorized representative of the Company, such Employee is an "employee at will."

     10.2 Payment on Behalf of Payee. If the Committee finds that any person to whom any amount is payable under the Plan is unable to care for his own affairs because of illness or accident, or is a minor, or has died, then any payment due such person or such person's estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so elects, be paid to such person's spouse, child (or children), relative, institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan and Company therefor.

     10.3 Nonalienation. No interest, expectancy, benefit, payment, claim or right of any Participant or Beneficiary under the Plan shall be (a) subject in any manner to any claims of any creditor of the Participant or Beneficiary, (b) subject to the debts, contracts, liabilities or torts of the Participant or Beneficiary or (c) subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind. If any person attempts to take any action contrary to this Section, such action shall be null and void and of no effect; and the Committee and the Company shall disregard such action and shall not in any manner be bound thereby and shall suffer no liability on account of their disregard thereof. If the Participant or Beneficiary hereunder becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber, or change any right hereunder, then such right or benefit shall, in the discretion of the Committee, cease and terminate; and in such event the Committee may hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary or the spouse, children, or other dependents of the Participant or Beneficiary, or any of them, in such manner and in such amounts and proportions as the Committee may deem proper.

     10.4 Missing Payee. If the Committee cannot ascertain the whereabouts of any person to whom a payment is due under the Plan, and if, after five years from the date such payment is due, a notice of such payment due is mailed to the last known address of such person, as shown on the records of the Committee or the Company, and within three months after such mailing such person has not made written claim therefor, the Committee, if it so elects, after receiving advice from counsel to the Plan, may direct that such payment and all remaining payments otherwise due to such person be canceled on the records of the Plan and the amount thereof forfeited; and upon such cancellation, the Company shall have no further liability therefor, except that, in the event such person later notifies the Committee of such person's whereabouts and requests the payment or payments due to such person under the Plan, the amounts otherwise due but unpaid shall be paid to such person without interest for late payment.

     10.5 Required Information. Each Participant shall file with the Committee such pertinent information concerning himself or herself, such Participant's Beneficiary, or such other person as the Committee may specify; and no Participant, Beneficiary, or other person shall have any rights or be entitled to any benefits under the Plan unless such information is filed by or with respect to the Participant.

     10.6 No Trust or Funding Created. The obligations of the Company to make payments hereunder constitutes a liability of the Company to a Participant or Beneficiary, as the case may be. Such payments shall be made from the general funds of the Company; and the Company shall not be required to establish or maintain any special or separate fund, or purchase or acquire life insurance on a Participant's life, or otherwise to segregate assets to assure that such payment shall be made; and neither a Participant nor a Beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and a Participant or any other person, it being the intention of the parties that the Plan be unfunded for tax purposes and for title I of ERISA. The rights and claims of a Participant or a Beneficiary to a benefit provided hereunder shall have no greater or higher status than the rights and claims of any other general, unsecured creditor of the Company; and the Plan constitutes a mere promise to make benefit payments in the future. If, however, the Company should establish a trust, such trust and any asset held by it to assist it in meeting its obligations under this Plan must conform to the terms of the model trust as described in Rev. Proc. 92-64.

     10.7 Binding Effect. Obligations incurred by the Company pursuant to this Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and the Participant's Beneficiary.

     10.8 Merger or Consolidation. In the event of a merger or a consolidation by the Company with another corporation or entity, or the acquisition of substantially all of the assets or outstanding stock of the Company by another corporation, then and in such event the obligations and responsibilities of the Company under this Plan shall be assumed by any such successor or acquiring corporation; and all of the rights, privileges and benefits of the Participants and Beneficiaries hereunder shall continue.

     10.9 Entire Plan. This document, any written amendments hereto and the Schedules attached hereto contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

     10.10 Withholding. The Company shall withhold from benefit payments all taxes required by law.

     10.11 Counterparts. The Plan may be executed in multiple counterparts, each of which is as effective as an original.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed this
      day of                 , 1998.

                               COCA-COLA BOTTLING CO. CONSOLIDATED


[Corporate Seal]          By------------------------------------------
                                        President and Chief Operating Officer


ATTEST:             ------------------------------------------
                                                  Secretary

********************************************************************************
                                    APPENDIX


          This Proxy is Solicited on Behalf of the Board of Directors
PROXY
                      COCA-COLA BOTTLING CO. CONSOLIDATED

                 Annual Meeting of Shareholders, May 13, 1998

     The undersigned hereby appoints H.W. McKay Belk, H. Reid Jones and John W. Murrey, III, and each of them proxies, with full power of substitution, to act and to vote the shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina 28216, at 10:00 a.m., E.D.T., on May 13, 1998, and any adjournment or adjournments thereof, as follows:


   1. FIXING THE NUMBER OF DIRECTORS AT ELEVEN: [ ] FOR [ ] AGAINST [ ] ABSTAIN


   2. ELECTION OF DIRECTORS:   [ ] FOR all nominees  [ ] WITHHOLD AUTHORITY
                                   listed below          to vote for all
                                   (Except as marked     nominees listed below
                                   to the contrary
                                   below)

    J. Frank Harrison, Jr.; J. Frank Harrison, III; James L. Moore, Jr.; and Ned R. McWherter


     (Instruction: To withhold authority to vote for any individual write that nominee's name in the space provided below.)


   ---------------------------------------------------------------------------

   3. APPROVING THE COMPANY'S LONG TERM INCENTIVE
      PLAN:          [ ] FOR              [ ] AGAINST              [ ] ABSTAIN


                           (Continued on other side)

                          (Continued from other side)


4. Acting upon any other business which may be properly brought before said meeting or any adjournment or adjournments thereof; according to the number of votes and as fully as the undersigned would be entitled to vote if personally present, hereby ratifying and confirming all that said proxies or any of them lawfully do or cause to be done by virtue hereof. A majority of said proxies who shall be present and acting as such at the meeting or any adjournment thereof, or if only one such proxy be present and acting, then that one, shall have and may exercise all the powers herein conferred.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1, 2 AND 3, AND WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXYHOLDERS IN ACTING UPON ANY OTHER BUSINESS WHICH MAY BE PROPERLY BROUGHT BEFORE SAID MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated April 7, 1998, and the Proxy Statement furnished therewith.


If you plan to attend the Annual Meeting of Shareholders on May 13, 1998, please check the following box: [ ]



                               Dated this.............. day of............, 1998



                               _________________________________________  (Seal)
                               Note: Signature should agree with name on stock certificate as printed thereon. Executors, administrators, trustees and other fiduciaries and persons signing on behalf of corporations or partnerships, should so indicate when signing.



      Please sign, date and return this Proxy in the accompanying prepaid self-addressed envelope. Thank you.